Exhibit 10.11

MASTER TRANSACTION AND RELATIONSHIP AGREEMENT

BY AND AMONG

BANCA INTESA S.P.A.,

LAZARD LLC

AND

LAZARD & CO. S.R.L.

DATED AS OF MARCH 26, 2003

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EXHIBITS

Exhibit A	Articles of Incorporation
Exhibit B	Bylaws
Exhibit C	CB Investment Agreement
Exhibit D	Deed of Contribution
Exhibit E	Intesa JV Note
Exhibit F	Joint Venture Credit Agreement
Exhibit G	Lazard License Agreement
Exhibit H	New Bylaws
Exhibit I	Note Purchase Agreement
Exhibit J	Services Agreement
Exhibit K	Shareholders Agreement

SCHEDULES

Schedule 1.1	Excluded Lazard Italy Assets
Schedule 4.2(c)	List of Members of Lazard
Schedule 7.3(c)	Financial Statements of the JV Company

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MASTER TRANSACTION AND RELATIONSHIP AGREEMENT (together with the Exhibits hereto, this “Agreement”), dated as of March 26, 2003, by and among Banca Intesa S.p.A., a company organized under the laws of the Republic of Italy (“Intesa”), Lazard LLC, a Delaware limited liability company (“Lazard”), and Lazard & Co. S.r.l., a Società a responsabilità limitata organized under the laws of the Republic of Italy (the “JV Company”).

PRELIMINARY STATEMENT

WHEREAS, Intesa and Lazard desire, inter alia, to establish a joint venture in the merger and acquisition and equity capital market advisory businesses and enhance the cooperation between Intesa and Lazard so that Intesa may benefit from Lazard’s leading position in Italy and prominent position worldwide in the mergers and acquisitions and equity capital market advisory businesses and Lazard may benefit from Intesa’s leading position among Italian commercial banks, and to explore other joint ventures and business relationships relating to private equity, asset management, private banking, derivatives and other businesses in Italy, each as hereinafter provided; and

WHEREAS, in furtherance thereof, Intesa and Lazard have entered into that certain Master Terms of Agreement dated as of September 9, 2002 (as amended and restated as of November 21, 2002, and including Annex A and Annex B thereto and the September 9, 2002 related cover letter, the “Terms of Agreement”) setting forth the material terms of the relationship and cooperation of the parties thereto; and

WHEREAS, effective as of January 1, 2003, pursuant to the Terms of Agreement and the Deed of Contribution (as defined herein) entered into pursuant to the Terms of Agreement, (1) Lazard e C. S.r.l., a Società a responsabilità limitata organized under the laws of the Republic of Italy and an indirect, wholly-owned subsidiary of Lazard (“Lazard Italy”), and Lazard Real Estate S.r.l., a Società a responsabilità limitata organized under the laws of the Republic of Italy and an indirect, wholly-owned subsidiary of Lazard (“Lazard Real Estate”), contributed to the JV Company the Lazard Italy Operations (as defined herein), and (2) in exchange therefor the JV Company (a) increased its capital stock from €10,000.00 to €9,000,000.00, which increase was entirely subscribed by Lazard Italy and Lazard Real Estate (as a consequence of which Lazard Italy and Lazard Real Estate held collectively interests (quotas) in the capital stock of the JV Company (each, a “Quota” and collectively “Quotas”) equal to 100% of such capital stock), and (b) assumed certain liabilities of Lazard Italy and Lazard Real Estate pertaining to the Lazard Italy Operations; and

WHEREAS, the Terms of Agreement provides that Intesa and Lazard shall enter into further written instruments to implement the Terms of Agreement, which instruments shall incorporate the terms set forth in the Terms of Agreement and such other terms as may be reasonably and mutually agreed, and in satisfaction of such obligation under the Terms of Agreement, Intesa and Lazard desire to enter into this Agreement to supplant the Terms of Agreement; and

WHEREAS, as contemplated by the Terms of Agreement, this Agreement provides, inter alia, that the JV Company shall become the joint venture entity through which Lazard and Intesa will conduct certain M&A advisory and general corporate advisory business on the terms and subject to the conditions set forth herein; and

WHEREAS, this Agreement provides that, on the terms and subject to the conditions set forth herein, Intesa shall (i) subscribe for a capital increase of the JV Company by contributing in cash an amount of Euro equal to US$100 million (including the surplus reserve (riserva da sopraprezzo)) in exchange for a Quota equal to 40% of the capital stock of the JV Company immediately after such capital increase and (ii) purchase for US$50 million in cash the Intesa JV Note (as defined herein); and

WHEREAS, this Agreement further provides that, on the terms and subject to the conditions set forth in the Joint Venture Credit Agreement (as defined herein), the JV Company shall loan to Lazard Frères & Co. LLC, a New York limited liability company (“LFNY”), or to such affiliate of LFNY as LFNY may designate, up to US$150 million; and

WHEREAS, this Agreement further provides that, on the terms and subject to the conditions set forth in the Note Purchase Agreement (as defined herein), on the date hereof, Intesa shall purchase from Lazard Funding Limited LLC, a Delaware limited liability company (“Lazard Funding”), for an aggregate purchase price in cash of US$150,000,000 the $150 Million Lazard Note (as defined herein), and in the event that Lazard elects to make the CB Investment (as defined herein) and deposits the CB Note (as defined herein) in the Escrow Account (as defined herein), immediately after the consummation of the CB Investment and deposit of the CB Note, Intesa shall purchase from Lazard Funding for an aggregate purchase price in cash of US$50,000,000 the $50 Million Lazard Note (as defined herein); and

WHEREAS, this Agreement further provides that, on the terms and subject to the conditions set forth in the CB Investment Agreement (as defined herein), Lazard may (a) purchase for €50 million from Intesa and the Corporate Bank (as hereinafter defined) the CB Note, (b) enter into the CB Option (as defined herein) with Intesa, and (c) become the beneficiary of the CB Profit Right (as defined herein) in exchange for certain know-how and management expertise by entering into a contratto di cointeressenza agli utili with the Corporate Bank; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Lazard Italy Contribution (as defined herein) qualify for non-recognition treatment under Section 721(a) of the U.S. Internal Revenue Code of 1986, as amended; and

WHEREAS, the Board of Directors of each of Intesa and Lazard has determined that this Agreement and the transactions contemplated hereby are in furtherance of and consistent with its business strategies and are in the best interest of its stockholders or members, as applicable, and has approved this Agreement and the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for the mutual benefits to be derived from this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined herein), intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings specified in this Article I:

“AB” has the meaning set forth in Section 8.9.

“Acquisition Value” has the meaning set forth in Section 4.4(c)(vi).

“Additional Term” has the meaning set forth in Section 4.1.

“Adjusted Equity Contribution” has the meaning set forth in Section 4.4(c)(x).

“Affected Party” has the meaning set forth in Section 4.2(b)(ii)(2).

“Aggregate Base Distributions” has the meaning set forth in Section 4.4(c)(i).

“Aggregate Intesa Contribution Amount” has the meaning set forth in Section 2.3(a)(ii)(2).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Joint Venture” has the meaning set forth in Section 2.4.

“Ancillary Agreements” means the Note Purchase Agreement, the CB Investment Agreement, the JV Governing Documents, the Lazard License Agreement, the Services Agreement, the Joint Venture Credit Agreement, the Intesa JV Note, the Deed of Contribution, the letter agreement regarding certain tax matters among Lazard, Intesa and the JV Company dated as of the date hereof, the letter agreement regarding certain arrangements with respect to AB and GB by and among Lazard, Intesa and the JV Company dated as of the date hereof, the letter agreement regarding selected Existing Mandates of Intesa by and between Lazard and Intesa dated as of the date hereof and the letter agreement regarding certain Intesa Share purchases by and between Lazard and Intesa dated as of the date hereof; provided that as used in Article VII the term “Ancillary Agreements” shall not include the Note Purchase Agreement or the Deed of Contribution.

“Antitrust Laws” means the EC Merger Regulation and all other applicable national, local, foreign and supranational (including European Union) statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Appraisal” means the sworn appraisal of the Lazard Italy Operations, dated as of December 18, 2002, prepared and sworn by Mr. Giuseppe Aldè, the expert appointed by the competent Italian court, pursuant to Article 2343 of the Italian Civil Code.

“Articles of Incorporation” means the Articles of Incorporation (atto costitutivo) of the JV Company, dated as of October 3, 2000, attached hereto as Exhibit A.

“Asset Management Business” means the business of investment management and investment advisory services.

“Asset Management Products” has the meaning set forth in Section 6.1(b).

“Banking Laws” means the Legislative Decree No. 385 of September 1, 1993, as amended, and the implementing regulation thereof.

“Base Amount” has the meaning set forth in Section 4.4(a)(i).

“Board of Directors” has the meaning set forth in Section 2.3(a)(i).

“Board of Statutory Auditors” has the meaning set forth in Section 2.3(a)(i).

“Board Services Fee” has the meaning set forth in Section 8.11(c).

“BOI Approvals” has the meaning set forth in Section 2.3(d).

“Business Conflict” has the meaning set forth in Section 3.5.

“Business Day” means each day that is not a day on which banking institutions in either New York or Milan are authorized or obligated by law or executive order to close.

“Bylaws” means the Bylaws of the JV Company as in effect as of the date hereof attached hereto as Exhibit B.

“CB Acknowledgement” means an Acknowledgement and Agreement to be executed by the Corporate Bank pursuant to which it shall become a Party.

“CB Control Termination” has the meaning set forth in Section 4.2(a)(iii).

“CB Investment” has the meaning set forth in Section 5.3.

“CB Investment Agreement” means the CB Investment Agreement dated as of the date hereof by and among Intesa, Lazard and, upon the addition of the Corporate Bank as a signatory thereto, the Corporate Bank attached hereto as Exhibit C.

“CB Note” means the €50 Million Subordinated Note of the Corporate Bank in the form attached at Annex A to the CB Investment Agreement.

“CB Option” has the meaning ascribed to such term in the CB Investment Agreement.

“CB Profit Right” has the meaning ascribed to such term in the CB Investment Agreement.

“CEO” has the meaning set forth in Section 3.5.

“Change in Control of Intesa” has the meaning set forth in Section 4.2(c)(ii).

“Change in Control of Lazard” has the meaning set forth in Section 4.2(c)(iii).

“Change in Control of the Corporate Bank” has the meaning set forth in Section 4.2(c)(i).

“Claim” has the meaning set forth in Section 8.9.

“Client” means an actual or potential client of Intesa, Lazard, the JV Company, the Corporate Bank or any of their respective controlled affiliates.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Competing Business” has the meaning set forth in Section 9.3.

“Contributions” has the meaning set forth in Section 2.3(a)(ii)(2).

“Control Party” has the meaning set forth in Section 4.2(b)(ii)(1).

“Control Termination” has the meaning set forth in Section 4.2(a)(ii).

“Control Transaction” has the meaning set forth in Section 4.2(b)(ii).

“Corporate Bank” has the meaning set forth in the CB Investment Agreement.

“Crédit Agricole” means Crédit Agricole S.A., a société anonyme organized under the laws of France.

“Credited Base Dividends” has the meaning set forth in Section 4.4(c)(ii).

“Credited Higher Dividends” has the meaning set forth in Section 4.4(c)(iii).

“Deed of Contribution” means the agreement, dated as of December 23, 2002, by and among Lazard Italy, Lazard Real Estate, and the JV Company, attached hereto as Exhibit D, which agreement addresses the terms and conditions of the formal deed of contribution entered into by such parties, on the same date, before an Italian notary public relating to the Lazard Italy Contribution.

“Derivatives Advisory” means the provision of advisory services for a fee or that would normally be for a fee to a Client in respect of derivatives transactions.

“Derivatives Joint Venture” has the meaning set forth in Section 3.4(a)(ii).

“Dividends” has the meaning set forth in Section 4.4(c)(iv).

“EC Merger Regulation” means Council Regulation (EC) No. 4064/89 of December 21, 1989, as amended.

“EM Period” has the meaning set forth in Section 3.3(b).

“Escrow Account” has the meaning set forth in Section 5.1.

“Excluded Assets” means:

(a) all rights, title and interests in and to all cash, reserves, money market instruments, bank accounts, bank deposits, certificates of deposit, lock box receipts, marketable securities, other investment securities and other cash equivalents owned or held by Lazard Italy or Lazard Real Estate as of the LIC Effective Time, except for an amount equal to the Designated Employee Liabilities;

(b) all rights, title and interests in, to and under any accounts or notes receivable, evidences of debt, claims and other deposits and prepaid expenses of Lazard Italy or Lazard Real Estate as of the LIC Effective Time;

(c) all rights, title and interest in, to and under any causes of action, lawsuits, judgments, claims and demands of any nature, whether mature, contingent or otherwise, whether in tort, contract or otherwise, of Lazard Italy or Lazard Real Estate against their respective affiliates (including Lazard);

(d) all rights, title and interests of Lazard Italy or Lazard Real Estate arising on or prior to the Intesa Contribution Date in, to and under this Agreement and the consummation of the transactions contemplated hereby;

(e) all rights, title and interests in, to and under the name and mark “Lazard” and any name or mark derived from or including the foregoing;

(f) all rights, title and interests in, to and under all insurance policies or binders owned or held by Lazard or any of its subsidiaries (the “Lazard Policies”, but excluding any such insurance policies or binders owned or held by Lazard Italy or Lazard Real Estate (such excluded policies and binders, the “Lazard Italy Policies”)), together with (1) all refunds or adjustments under and proceeds from Lazard Italy Policies to the extent relating to any Excluded Liability or Excluded Asset, (2) all prepaid premiums on the Lazard Italy Policies and (3) all prepaid premiums on, refunds and adjustments under and proceeds from the Lazard Policies;

(g) all rights, title and interests in, to and under the assets listed on Schedule 1.1;

(h) all other rights, title, interests, assets and properties of Lazard Italy or Lazard Real Estate that are not primarily related to the Lazard Italy Business; and

(i) all rights, title and interests in, to and under or arising out of the Excluded Assets or the Excluded Liabilities.

“Excluded Business” has the meaning set forth in Section 3.2(b).

“Excluded Liabilities” means any of the following Liabilities: (i) any Liability of Lazard Italy or Lazard Real Estate other than the Lazard Italy Liabilities, (ii) any trade payables or employee compensation costs (other than (A) TFR or (B) “ferie non godute”, “extra mensilità”, “rate per polizze assicurative”, “note spese mensili” and similar liabilities relating to Transferred Employees (the amount of such liabilities in this clause (B) as of December 31, 2002, the “Designated Employee Liabilities”)) of Lazard Italy and Lazard Real Estate relating to the costs of the Lazard Italy Business as of December 31, 2002, (iii) any Liability to the extent related to the Excluded Assets, (iv) any Liability to the extent related to Lazard Italy’s or Lazard Real Estate’s fixed income capital markets, asset management or merchant banking business, and (v) any Liability to the extent related to Lazard Italy’s or Lazard Real Estate’s sales, trading and research in equities or equity derivatives business.

“Executive Director” means the Executive Director of the JV Company.

“Existing Mandate” has the meaning set forth in Section 3.3(b).

“Fed Letter Attachment” means the Attachment, entitled Intesa’s Passivity Commitments, to the letter, dated March 14, 2003, from the Board of Governors of the Federal Reserve System to Intesa.

“Final Investment Amount” has the meaning set forth in Section 4.4(c)(v).

“Fixed Income Capital Markets Business” means fixed income capital markets business.

“FMV Amount” has the meaning set forth in Section 4.4(c)(vi).

“Formation” has the meaning set forth in the CB Investment Agreement.

“GB” has the meaning set forth in Section 8.9.

“Governmental Authority” means any national, local or foreign (including U.S. federal, state or local) or supranational (including European Union) governmental, judicial or regulatory agency, commission, bureau, entity or authority of competent jurisdiction.

“Head of Lazard” has the meaning set forth in Section 3.5.

“Higher Amount” has the meaning set forth in Section 4.4(a)(ii).

“ICC” has the meaning set forth in Section 11.5(a).

“Inflow” has the meaning set forth in Section 4.4(c)(v).

“Initial Term” has the meaning set forth in Section 4.1.

“Intellectual Property” means trade marks, service marks, trade names, logos, patents, inventions, registered and unregistered design rights, copyrights, database rights and all other similar proprietary rights (including know-how) including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

“Intesa” has the meaning set forth in the Preamble hereto.

“Intesa Business Combination” has the meaning set forth in Section 4.2(c)(ii)(1).

“Intesa Capital Subscription” has the meaning set forth in Section 2.3(a)(ii)(1).

“Intesa Contribution” has the meaning set forth in Section 2.3(a)(ii)(2).

“Intesa Contribution Closing” has the meaning set forth in Section 2.3(e).

“Intesa Contribution Date” has the meaning set forth in Section 2.3(c).

“Intesa Information” has the meaning set forth in Section 8.2(a).

“Intesa JV Debts” has the meaning set forth in Section 4.3.

“Intesa JV Interest” has the meaning set forth in Section 4.3.

“Intesa JV Note” means the US$50 million subordinated promissory note in the form attached hereto as Exhibit E to be issued by the JV Company to Intesa pursuant to the Intesa Contribution.

“Intesa JV Note Purchase” has the meaning set forth in Section 2.3(a)(ii)(2).

“Intesa Parent Entity” has the meaning set forth in Section 4.2(c)(ii)(1).

“Intesa Quota” has the meaning set forth in Section 2.3(a)(ii)(1).

“Intesa Resulting Entity” has the meaning set forth in Section 4.2(c)(ii)(1).

“Intesa Share” means a share of common stock, par value €0.52 per share, of Intesa.

“Intesa Soliciting Activities” has the meaning set forth in Section 9.4(b)(i).

“Intesa Term” has the meaning set forth in Section 4.2(c)(ii)(1).

“Italian Civil Code” means the Italian civil code enacted by Royal Decree No. 262 of March 16, 1942, as amended.

“Italian Entity” means a person (other than a natural person) that has its registered office or principal place of business in Italy (without taking into account the holder(s) of such person’s shares or other capital or equity interests).

“Italian Equity Capital Markets Advisory” means the provision of advisory services (not including origination) for a fee or that would normally be for a fee to a Client who is an Italian Party in respect of equity capital markets transactions.

“Italian General Corporate Advisory” means the provision of advisory services for a fee or that would normally be for a fee to a Client who is an Italian Party in respect of (1) restructuring transactions, (2) financing and other equity and debt transactions (other than, for the avoidance of doubt, structuring, syndication and administrative services by Intesa in connection with lending and financing activities by Intesa in a principal capacity), and (3) other general corporate advisory work that was typically conducted by Lazard Italy as of December 31, 2002 (such as, corporate, business, and asset valuation, issuance of fairness opinions, corporate and tax advisory services, advisory services on business strategies, and financial advisory services in the preparation of business plans), in each case to the extent not involving M&A Advisory.

“Italian M&A Advisory” means M&A Advisory in which the Client is an Italian Party.

“Italian M&A Transaction” means any (1) acquisition of an Italian Entity (in each case whether by merger, consolidation, purchase of stock or other equity interests or assets, or otherwise), (2) acquisition of any assets or business of an Italian Entity, (3) acquisition of an equity interest in an Italian Entity (in each case other than for normal financing purposes), (4) recapitalization, reorganization or other restructuring (including by means of a spin-off) of an Italian Entity, or (5) entry into a licensing, partnership, joint venture or operating agreement where the operations or business contemplated by such agreement primarily or exclusively involves Italy.

“Italian Party” means any person that is (1) ultimately controlled by and/or fully consolidated with an Italian Entity, (2) ultimately controlled by one or more natural persons who are residents or citizens of Italy, or (3) neither consolidated with nor controlled by any person (or affiliated group) but has its registered office or principal place of business in Italy.

“Italy” means the Republic of Italy.

“Joint Venture Business” has the meaning set forth in Section 3.2.

“Joint Venture Closing” means the earlier to occur of (a) the Intesa Contribution Closing or (b) the effective time of formation of the Alternative Joint Venture pursuant to Section 2.4.

“Joint Venture Credit Agreement” means the Senior Credit Agreement in the form attached hereto as Exhibit F to be entered into by and between the JV Company and LFNY.

“Just Cause” has the meaning set forth in Section 4.4(c)(vii).

“Just Cause Adjustment” has the meaning set forth in Section 4.4(b)(i).

“JV Agreements” has the meaning set forth in Section 4.4(c)(vii).

“JV Company” has the meaning set forth in the Preamble hereto.

“JV Governing Documents” means (a) the Articles of Incorporation, (b) the Bylaws, (c) the New Bylaws, and (d) the Shareholders Agreement.

“JV Interest” means any capital stock, capital, surplus reserve, quota or similar equity interest in the JV Company.

“JV Party” has the meaning set forth in Section 3.7.

“JV Relationship” has the meaning set forth in Section 4.1.

“JV Term” has the meaning set forth in Section 3.1(a).

“JV Termination Date” has the meaning set forth in Section 4.2(b)(iv).

“Key Employees” has the meaning set forth in Section 9.4(b)(ii).

“Lazard” has the meaning set forth in the Preamble hereto.

“Lazard Business Combination” has the meaning set forth in Section 4.2(c)(iii)(1).

“Lazard Funding” has the meaning set forth in the Preliminary Statement hereto.

“Lazard Information” has the meaning set forth in Section 8.2(b).

“Lazard Interests” means “Interest” as defined in the Lazard Operating Agreement.

“Lazard Investment” has the meaning set forth in Section 5.1.

“Lazard Italy” has the meaning set forth in the Preliminary Statement hereto.

“Lazard Italy Agreements” means all agreements, including mandates and engagement letters, in effect as of December 31, 2002 to which Lazard Italy or Lazard Real Estate was a party as of such date that in each case were primarily related to the Lazard Italy Business contributed to the JV Company; provided that, notwithstanding the foregoing, the Lazard Italy Agreements shall not have included any of the Excluded Assets.

“Lazard Italy Assets” means all of the assets of Lazard Italy and Lazard Real Estate as of December 31, 2002 that in each case were primarily related to the Lazard Italy Business contributed to the JV Company; provided that, notwithstanding the foregoing, the Lazard Italy Assets shall not have included any of the Excluded Assets.

“Lazard Italy Business” means the business of Lazard Italy and Lazard Real Estate that immediately prior to the contribution of the Lazard Italy Operations was Joint Venture Business or Selected Italian Party Business.

“Lazard Italy Contribution” has the meaning set forth in Section 2.2(a).

“Lazard Italy Contribution Date” has the meaning set forth in Section 2.2(a).

“Lazard Italy Employees” means all employees of Lazard Italy and Lazard Real Estate as of December 31, 2002 who in each case pertained to the Lazard Italy Business, which employees were transferred to the JV Company in accordance with the applicable laws as a consequence of the contribution of the Lazard Italy Operations.

“Lazard Italy Holding” means Lazard Investments S.r.l., a Società a responsabilità limitata organized under the laws of the Republic of Italy.

“Lazard Italy Liabilities” means all of the Liabilities of each of Lazard Italy and Lazard Real Estate as of December 31, 2002, which were primarily related to the Lazard Italy Business contributed to the JV Company; provided that, notwithstanding the foregoing, the Lazard Italy Liabilities shall not have included any of the Liabilities listed in clauses (ii) – (v) of the definition of Excluded Liabilities.

“Lazard Italy Operations” means the activities that were organized and managed by Lazard Italy and Lazard Real Estate as of December 31, 2002 for the carrying out of the Lazard Italy Business contributed to the JV Company in accordance with the terms and subject to the conditions set forth herein and in the Deed of Contribution, composed solely of (1) the Lazard Italy Assets; (2) the Lazard Italy Employees; (3) the Lazard Italy Liabilities; and (4) the Lazard Italy Agreements.

“Lazard Italy Quota” has the meaning set forth in Section 2.2(a).

“Lazard License Agreement” means the Lazard License Agreement dated as of December 28, 2002, and effective as of January 1, 2003, by and among Lazard Strategic Coordination Company LLC, Lazard & Co., Holdings Limited, Lazard Fréres S.A.S., Lazard Fréres & Co., LLC and the JV Company attached hereto as Exhibit G.

“Lazard Notes” means the $50 Million Lazard Note and the $150 Million Lazard Note.

“Lazard Operating Agreement” means the Third Amended and Restated Operating Agreement of Lazard LLC, dated as of January 1, 2002, as amended as of January 10, 2003, and as such may be further amended or supplemented from time to time.

“Lazard Parent Entity” has the meaning set forth in Section 4.2(c)(iii)(1).

“Lazard Performance Quota” has the meaning set forth in Section 2.2(e).

“Lazard Quota” has the meaning set forth in Section 2.2(a).

“Lazard Quota Transfer” has the meaning set forth in Section 2.2(e).

“Lazard Real Estate” has the meaning set forth in the Preliminary Statement hereto.

“Lazard Resulting Entity” has the meaning set forth in Section 4.2(c)(iii)(1).

“Lazard Soliciting Activities” has the meaning set forth in Section 9.4(b)(iii).

“Lazard Term” has the meaning set forth in Section 4.2(c)(iii)(1).

“LFNY” has the meaning set forth in the Preliminary Statement.

“Liabilities” means all obligations, losses, debts, claims, damages, costs, expenses, demands, judgments, penalties, payments and liabilities of every type or nature, whether civil, criminal or other, whether direct or indirect, fixed, absolute or contingent, asserted or unasserted, due or to become due, known or unknown, material or immaterial, matured or unmatured.

“LIC Effective Time” has the meaning set forth in Section 2.2(a).

“Liens” means any liens, encumbrances, pledges, restrictions upon voting or transfer, security interests, claims, charges, options, or rights of first refusal.

“Loss” has the meaning set forth in Section 8.12(a).

“M&A Advisory” means the provision of advisory services for a fee or that would normally be for a fee to a Client in respect of any actual or potential (1) acquisition of such Client or of any person by such Client (in each case whether by merger, consolidation, purchase of stock or other equity interests or assets, or otherwise), (2) acquisition of any assets or business of such Client or of any person by such Client, (3) acquisition of an equity interest in such Client or in any person by such Client (in each case other than for normal financing purposes), (4) recapitalization, reorganization or other restructuring (including by means of a spin-off) of a Client, or (5) entry into a licensing, partnership, joint venture or operating agreement involving such Client.

“Management Termination” has the meaning set forth in Section 4.2(a)(iv).

“Material Adverse Effect” has the meaning set forth in Section 7.1(a).

“Maximum Amount” has the meaning set forth in Section 4.4(c)(viii).

“Member” means a person who has been admitted to Lazard as a “member” (as defined in the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq.).

“Merchant Banking Business” means the business of merchant banking, including any such transaction as to which Lazard and Intesa or any of their respective controlled affiliates is a party in a principal capacity.

“New Bylaws” means the Amended and Restated Bylaws of the JV Company substantially in the form attached hereto as Exhibit H and with any adjustments made pursuant to

Section 8.11(b), which bylaws will be approved by the extraordinary quotaholders’ meeting of the JV Company on or prior to the Intesa Contribution Date.

“Note Purchase Agreement” means the Note Purchase Agreement dated as of the date hereof by and between Intesa and Lazard attached hereto as Exhibit I.

“Origination Activities” has the meaning set forth in Section 3.4(a).

“Outflow” has the meaning set forth in Section 4.4(c)(v).

“Party” or “Parties” means Intesa, Lazard and the JV Company (or their permitted assigns) and, for the purposes of the Preamble and Sections 5.3, 8.2, 9.4, 11.5 and 11.6, from and after execution of the CB Acknowledgement by the Corporate Bank, the Corporate Bank.

“Payment Period” has the meaning set forth in Section 3.7(d).

“Percentages” has the meaning set forth in Section 2.3(b).

“Period” has the meaning set forth in Section 4.4(c)(ix).

“Private Banking Joint Venture” has the meaning set forth in Section 6.2(a).

“Private Equity Fund” has the meaning set forth in Section 6.1(a).

“Quota” has the meaning set forth in the Preliminary Statement hereto.

“Renewal Date” has the meaning set forth in Section 4.1.

“Renewal Date Termination” has the meaning set forth in Section 4.2(a)(i).

“Representatives” means, with respect to a person, its controlled affiliates and its and its controlled affiliates’ directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) and agents.

“Representing Party” has the meaning set forth in Section 7.1(a).

“Required Intesa Contribution Time” has the meaning set forth in Section 2.3(c).

“Return” has the meaning set forth in Section 4.4(c)(x).

“Revenue” has the meaning set forth in Section 3.6(b).

“Revised Appraisal” has the meaning set forth in Section 2.2(c).

“Selected Italian Party” has the meaning set forth in Section 3.3(a)(i).

“Selected Italian Party Business” has the meaning set forth in Section 3.3(a)(i).

“Services Agreement” means the Services Agreement, dated as of December 28, 2002, and effective as of January 1, 2003, by and between Lazard Strategic Coordination Company LLC and the JV Company attached hereto as Exhibit J.

“Shared Revenue” has the meaning set forth in Section 3.7.

“Shareholders Agreement” means the Shareholders Agreement of the JV Company to be entered into by and among Lazard, Intesa, Lazard Italy and Lazard Real Estate in the form attached hereto as Exhibit K.

“Solicit” has the meaning set forth in Section 9.4(b)(iv).

“Solicitation Period” has the meaning set forth in Section 9.4(b)(v).

“Survival Period” has the meaning set forth in Section 11.1.

“Tax Claim” has the meaning set forth in Section 8.6(c).

“Terminating Party” has the meaning set forth in Section 4.2(a)(i).

“Termination Notice” means a written notice of termination of the JV Relationship delivered pursuant to Section 4.2(b) that specifies the applicable subparagraph of Section 4.2(a) under which such termination is being made and, if applicable, the date of such termination in accordance with Section 4.2(b)(ii)(2).

“Termination Payment” has the meaning set forth in Section 4.4.

“Terms of Agreement” has the meaning set forth in the Preliminary Statement hereto.

“TFR” means the severance compensation (trattamento di fine rapporto) pertaining to the Lazard Italy Employees.

“Transactions” has the meaning set forth in Section 8.4(a).

“Transfer” has the meaning set forth in Section 8.7.

“$50 Million Lazard Note” means the US$50,000,000 subordinated convertible promissory note of Lazard Funding attached as Annex B to the Note Purchase Agreement.

“$150 Million Lazard Note” means the US$150,000,000 subordinated convertible promissory note of Lazard Funding attached as Annex A to the Note Purchase Agreement.

Section 1.2. Definitions Generally; Interpretation. (a) Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. References to the masculine gender include the feminine gender.

(b) Except where the context otherwise requires, references to:

(i) “affiliate” or “affiliates” means, with respect to a person, any other person in which the first such person has a direct or indirect controlling interest or by which the first such person is directly or indirectly controlled or which is under direct or indirect common control with the first such person (for the avoidance of doubt, the JV Company shall not be deemed to be an affiliate of either Intesa or Lazard, and neither Lazard nor Intesa shall be deemed to be an affiliate of the JV Company, under this Agreement unless otherwise indicated);

(ii) “close of business” means 5:00 p.m. in the jurisdiction of the party giving notice.

(iii) “control” with respect to any person means the power to direct the management and policies of such person, directly or indirectly, by or through stock ownership, agency or otherwise, or pursuant to or in connection with an agreement, arrangement or understanding (written or oral) with one or more other persons; and the terms “controlling” and “controlled” shall have meanings correlative to the foregoing;

(iv) “controlled affiliate” means, with respect to a person, any other person in which the first such person has a direct or indirect controlling interest ignoring the concept of “under common control” (for the avoidance of doubt, the JV Company shall not be deemed to be a controlled affiliate of either Intesa or Lazard under this Agreement unless otherwise indicated);

(v) “dollars” or “$” means United States dollars;

(vi) “Euro” or “€” means European Union Euros;

(vii) “person” or “persons” means natural persons, corporations, limited liability companies, S.p.A.’s (Società per azioni), s.r.l.’s (Società a responsabilità limitata), trusts, joint ventures, associations, companies, partnerships, governments or agencies or political subdivisions thereof and other political or business entities;

(viii) “subsidiary” or “subsidiaries” means, with respect to any person, any corporation, limited liability company, S.p.A. (Società per azioni), s.r.l. (Società a responsabilità limitata), trust, joint venture, association, company, partnership or other legal entity of which a person (either alone or through or together with any other subsidiary of such person) (A) owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, or (B) is otherwise entitled to exercise (1) a majority of the voting power generally in the election of the board of directors or other governing body of such corporation or other legal entity or (2) control of such corporation or other legal entity (for the avoidance of doubt, the JV Company shall not be deemed to be a subsidiary of either Intesa or Lazard under this Agreement unless otherwise indicated).

(c) The words “include” and “including” (and words of similar import) shall be deemed to be followed by the phrase “without limitation.”

(d) The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or subdivision.

(e) All article, section, paragraph, clause and subdivision references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit references not attributed to a particular document shall be references to such exhibits to this Agreement.

ARTICLE II

FORMATION OF THE JV COMPANY; THE CONTRIBUTIONS

Section 2.1. Formation of the JV Company. Prior to the date hereof, the JV Company has been established as a Società a responsabilità limitata organized under the laws of the Republic of Italy, with an initial capital stock of €10,000.00 which was entirely subscribed to and is entirely owned by subsidiaries of Lazard. An English translation of the Articles of Incorporation and the Bylaws of the JV Company as in effect on the date hereof are attached hereto as Exhibit A and Exhibit B, respectively.

Section 2.2. The Lazard Italy Contribution. (a) Effective as of January 1, 2003, at 00:01, Italian time, (such date, the “Lazard Italy Contribution Date”, and such time, the “LIC Effective Time”), pursuant to the Deed of Contribution, Lazard Italy and Lazard Real Estate contributed, conveyed, assigned and transferred to the JV Company the Lazard Italy Operations, and in exchange therefor the JV Company (A) assumed and agreed to perform and in due course pay and discharge all of the Lazard Italy Liabilities effective as of the LIC Effective Time and (B) issued and registered to Lazard Italy a duly authorized and validly issued Quota equal to €7,192,000.00 and to Lazard Real Estate a duly authorized and validly issued Quota equal to €1,798,000.00, representing, collectively, 100% of the capital stock of the JV Company (the Quota held by Lazard Italy and the Quota held by Lazard Real Estate in each case upon completion of the Lazard Italy Contribution, collectively, “Lazard Italy Quota”), effective as of the LIC Effective Time (collectively, the “Lazard Italy Contribution”).

(b) On January 8, 2003, the JV Company delivered to Lazard Italy and Lazard Real Estate a copy of the relevant page of the JV Company’s quotaholders book attesting that Lazard Italy and Lazard Real Estate are the holders of their respective Quotas of the Lazard Italy Quota free and clear of any Liens except for such Liens arising from this Agreement, the provisions of Article 2343, paragraph 3, of the Italian Civil Code or any JV Governing Document or arising after issuance of such Quota.

(c) The Board of Directors and the Board of Statutory Auditors verified the evaluations contained in the Appraisal on January 27, 2003 and February 5, 2003, respectively, resolving, in accordance with Article 2343, Paragraph 3, of the Italian Civil Code, that there were no reasons to revise the Appraisal.

(d) To the extent that any transfers or assumptions contemplated by Section 2.2(a) in connection with the Lazard Italy Contribution shall not have been consummated as of the date hereof for any reason outside of Lazard’s reasonable control, either by reason of operation of law or by reason of a consent, approval or notice not being obtained or provided: (A) the Parties shall cooperate to obtain at the JV Company’s expense any such necessary consents or approvals and to provide any such necessary notices and to effect such transfers as promptly following the date hereof as shall be practicable, and (B) pending such transfers (or if such transfer cannot be made without the incurrence of unreasonable expense) Lazard shall, or shall cause its applicable subsidiary to, thereafter hold such Lazard Italy Asset, Lazard Italy Employee or Lazard Italy Agreement for the use and benefit of the JV Company or retain such Lazard Italy Liability, as the case may be, for the account of the JV Company, and take such other action as may be necessary or reasonably requested by the JV Company in order to place Lazard and its subsidiaries, on the one hand, and the JV Company, on the other hand, insofar as reasonably possible, in the same position (including from an operational and financial point of view) as would have existed had such Lazard Italy Asset, Lazard Italy Employee, Lazard Italy Agreement or Lazard Italy Liability been transferred or assumed as contemplated hereby (including with respect to liabilities), including that if there are additional costs or benefits that would not have been incurred or realized if the contribution had been made but for such operation of law or failure to obtain consent or provide approval or notice, such costs or benefits shall be the responsibility of or for the benefit of Lazard and its subsidiaries, as the case may be.

(e) Prior to the Intesa Contribution, (1) Lazard Italy shall transfer to Lazard a Quota having a par value of Euro 1.00 (the “Lazard Quota Transfer”), and (2) the Bylaws shall in connection therewith be amended to vest in such Quota the rights and powers set forth in Article 5 of the New Bylaws and Section 7.8 of the Shareholders Agreement, pursuant to the combined provisions of Section 2478 and 2435, first and third paragraph, of the Italian Civil Code (such Quota vested with such rights and powers, the “Lazard Performance Quota”, and, together with the Quota held by each of Lazard Italy and Lazard Real Estate, the “Lazard Quota”).

Section 2.3 The Intesa Contribution. Lazard and Intesa hereby agree and acknowledge that the Intesa Contribution shall be carried out in accordance with the terms and subject to the conditions set forth in this Section 2.3. In particular:

(a) On the terms and subject to the conditions set forth in this Section 2.3:

(i) Lazard shall cause the ordinary and extraordinary quotaholders’ meeting of the JV Company to be called, to be duly held and (x) to resolve upon a capital increase of the JV Company from €9,000,000.00 to €15,000,000.00, (y) to approve the New Bylaws and (z) to appoint the three members of the Board of Directors of the JV Company (the “Board of Directors”), and one additional alternate member of the Board of Statutory Auditors of the JV Company (the “Board of Statutory Auditors”) to fill the vacancy created by the resignation of an effective member of the Board of Statutory Auditors, in accordance with the terms and subject to the conditions set forth in the Shareholders Agreement and the New Bylaws, in each case conditioned upon and effective as of the Intesa Contribution Closing;

(ii) after the adoption of the above-mentioned resolution by the extraordinary shareholders’ meeting of the JV Company, on the Intesa Contribution Date:

(1) Intesa shall contribute an amount of Euro in cash equal to US$100 million (based on the exchange rate in effect at the time of the Intesa Contribution Closing) at the time of the Intesa Contribution Closing by wire transfer of immediately available funds to the bank account(s) designated in writing at least 3 Business Days prior thereto by the JV Company, in subscription for the above-mentioned capital increase of the JV Company from €9,000,000.00 to €15,000,000.00 (plus an amount of surplus reserve (riserva da sopraprezzo) in Euro equal to the remainder of the Euro to be contributed by Intesa pursuant to this paragraph), and in exchange therefor, the JV Company shall issue and register to Intesa a Quota (the “Intesa Quota”) equal to 40% of the capital stock of the JV Company immediately after such capital increase (the “Intesa Capital Subscription”); and

(2) Intesa shall purchase the Intesa JV Note by transferring to the JV Company an amount in cash equal to US$50 million (such amount, together with the US$100 million amount under clause (1) above, the “Aggregate Intesa Contribution Amount”) by wire transfer of immediately available funds to the bank account(s) designated in writing at least 3 Business Days prior thereto by the JV Company, and in exchange therefor the JV Company shall issue the Intesa JV Note to Intesa (the “Intesa JV Note Purchase”, together with the Intesa Capital Subscription, the “Intesa Contribution”, and together with the Lazard Italy Contribution, the “Contributions”).

(b) Immediately after consummation of the Intesa Contribution, the quotaholders of the JV Company shall be: (1) Lazard (through the Lazard Performance Quota), Lazard Italy and Lazard Real Estate, which in accordance with Section 2.2 shall collectively own the Lazard Quota equal to 60% of the capital stock of the JV Company, free and clear of any Lien, except for such Liens arising from this Agreement or any JV Governing Documents or arising after issuance of such Quota, and (2) Intesa, which in accordance with Section 2.3(a)(ii) shall own the Intesa Quota equal to 40% of the capital stock of the JV Company, free and clear of any Lien, except for such Liens arising from this Agreement or any JV Governing Documents or arising after issuance of such Quota (both such percentage amounts, the “Percentages”).

(c) The Intesa Contribution shall be consummated as promptly as practicable after receipt of the BOI Approvals (and in no event later than 5 Business Days thereafter) (the date of consummation of the Intesa Contribution, the “Intesa Contribution Date”).

(d) The Intesa Contribution shall be conditioned solely upon receipt by Intesa of all approvals of the Bank of Italy that are required to consummate the Intesa Contribution (the “BOI Approvals”). Intesa shall use its reasonable best efforts to obtain the BOI Approvals as promptly as practicable after the date hereof.

(e) The actions contemplated under Section 2.3(a) shall take place at the registered offices of the JV Company (or at such other place in Milan as agreed to by Lazard and Intesa) before an Italian notary public on the Intesa Contribution Date (the “Intesa Contribution Closing”). At the Intesa Contribution Closing, upon the increase of the capital stock of the JV Company in accordance with the terms set forth in Section 2.3(a)(i) and receipt by the JV Company of the Aggregate Intesa Contribution Amount from Intesa, (1) the JV Company shall deliver to Intesa the duly executed Intesa JV Note, and (2) Intesa, Lazard, Lazard Italy and Lazard Real Estate shall enter into the Shareholders Agreement effective as of the time of the Intesa Contribution. Within two Business Days after the Intesa Contribution Closing, the JV Company shall deliver to Intesa a notarized copy of the relevant page of the JV Company’s quotaholders book attesting that Intesa is the holder of the Intesa Quota, free and clear of any Liens (other than any Liens arising from this Agreement or any JV Governing Documents or arising after the issuance of such Quota).

(f) In the event that the Intesa Contribution shall be consummated in accordance with the terms hereof prior to January 1, 2004, (1) the Intesa Contribution shall, for purposes of determining Intesa’s participation in the profits of the JV Company, be deemed to have been effected on January 1, 2003 (regardless at the actual date of the Lazard Italy Contribution) and (2) Intesa shall pay the JV Company an amount in cash equal to an annual interest rate of (i) 2.5% on the Aggregate Intesa Contribution Amount for the period from the Lazard Italy Contribution Date through May 25, 2003 and (ii) 5% on the Aggregate Intesa Contribution Amount for the period from May 26, 2003 until the Intesa Contribution Date.

Section 2.4 Alternative Joint Venture. In the event that the BOI Approvals shall be denied and such denial shall become final and nonappealable notwithstanding Intesa’s compliance with its obligations under Section 2.3(d) and Section 8.4, Intesa and Lazard hereby undertake to negotiate in good faith and to enter into an alternative commercial arrangement with respect to the Lazard Italy Business that is in compliance with applicable laws and that Intesa and Lazard believe would be acceptable to the Bank of Italy with financial and commercial terms that are as substantially similar, to the extent possible, to those applicable to the JV Company in this Agreement (the “Alternative Joint Venture”).

ARTICLE III

JOINT VENTURE BUSINESS

Section 3.1. Exclusive Arrangement for Joint Venture Business. (a) Effective immediately upon the date hereof and until the termination of this Agreement (the “JV Term”), the Parties and their respective controlled affiliates shall conduct any Joint Venture Business only in accordance with this Article III (including, without limitation, the provisions regarding Revenue set forth in Section 3.6).

(b) In furtherance thereof, except as provided in Sections 3.3(b) and 3.4(a), (1) Intesa hereby agrees and covenants that, during the JV Term and except as expressly provided in this Article III, (A) any and all business opportunities and engagements of Intesa and its controlled affiliates that are Joint Venture Business shall be referred to the JV Company, and (B) Intesa and its controlled affiliates shall not engage in any Joint Venture Business (except as permitted in Section 9.3), and (2) Lazard hereby agrees and covenants that, during the JV Term and except as expressly provided in this Article III, (A) any and all business opportunities and engagements of Lazard and its controlled affiliates that are Joint Venture Business shall be referred to the JV Company, and (B) Lazard and its controlled affiliates shall not engage in any Joint Venture Business (except as permitted in Section 9.3). In furtherance thereof, in the event that the JV Company shall decline to undertake any Joint Venture Business, Intesa may not undertake such business in its own capacity or refer it to a third party.

Section 3.2 Joint Venture Business. For the purposes of this Agreement, “Joint Venture Business” has the meaning set forth in this Section 3.2.

(a) Joint Venture Business shall mean each of the following lines of business:

(i) Italian M&A Advisory;

(ii) M&A Advisory to the extent involving an Italian M&A Transaction;

(iii) Italian General Corporate Advisory;

(iv) Italian Equity Capital Markets Advisory; and

(v) Derivatives Advisory to the extent arising from an engagement under clauses (i) through (iv) of this Section 3.2(a).

(b) Joint Venture Business shall exclude every line of business, including in particular the following lines of business, other than those set forth above (“Excluded Business”):

(i) Fixed Income Capital Markets Business;

(ii) sales, trading, underwriting and research in equities, debt securities and derivatives;

(iii) Asset Management Business; and

(iv) Merchant Banking Business.

(c) In the event that the scope of the Joint Venture Business, as defined in this Section 3.2, shall be in its application to a particular engagement impractical or inconsistent in light of Client needs and/or the business situation, Intesa and Lazard shall promptly consult in good faith to resolve such matter in a manner consistent with the intent of this Agreement.

Section 3.3 Exceptions to Joint Venture Business. (a) Selected Italian Party Business. (i) Notwithstanding the provisions of Section 3.1 and Section 3.2, during the JV Term, any Italian M&A Advisory, M&A Advisory to the extent involving an Italian M&A Transaction or Italian General Corporate Advisory, Italian Equity Capital Markets Advisory or Derivatives Advisory in each case in which the Client is a Selected Italian Party (“Selected Italian Party Business”) shall be the exclusive business of Intesa as such exclusivity is effected pursuant to and subject to the terms of this Agreement (and except as otherwise permitted by this Article III and by Section 9.3) and shall not be deemed to be “Joint Venture Business” for all purposes of this Agreement. In furtherance thereof, (1) the JV Company hereby agrees and covenants that, during the JV Term and except as expressly provided in this Article III, (A) all business opportunities and engagements of the JV Company and its controlled affiliates that are Selected Italian Party Business arising during the JV Term shall be treated in accordance with Section 3.3(a)(iii) below, and (B) the JV Company and its controlled affiliates shall not engage in any Selected Italian Party Business, and (2) Lazard hereby agrees and covenants that, during the JV Term and except as expressly provided in this Article III and as permitted by Section 9.3, (A) all business opportunities and engagements of Lazard and its controlled affiliates that are Selected Italian Party Business arising during the JV Term shall be treated in accordance with Section 3.3(a)(ii)(2) below, and (B) Lazard and its controlled affiliates shall not engage in any Selected Italian Party Business. For the purposes of this Agreement, “Selected Italian Party” means any Client that is an Italian Party with consolidated annual gross revenues of less than €450 million (determined based on the most recently available audited consolidated financial statements of such Italian Party or, if such Italian Party is consolidated with or controlled by an Italian Entity as provided under clause (1) of the definition of “Italian Party”, of the Italian Entity into which such Italian Party is consolidated or that controls such Italian Party); provided that (x) if such Client is a banking or a financial institution, it shall be considered a Selected Italian Party only if the book value of 10% of its assets as determined based upon such most recently available audited consolidated financial statements is less than €225 million, (y) if such Client is an insurance company, it shall be considered a Selected Italian Party only if the total gross premiums as determined based upon such most recently available audited consolidated financial statements are less than €450 million and (z) if such Client is a real estate company, it shall be considered a Selected Italian Party only if its net assets are less than €150 million in the aggregate as determined based upon such most recently available audited consolidated financial statements.

(ii) In the event that (1) Intesa shall originate any such Selected Italian Party Business during the JV Term, Intesa shall decide, in its sole discretion, whether to undertake such business or refer it to the JV Company (it being understood that the JV Company shall not be obligated to undertake such business if so offered) or (2) Lazard shall originate any Selected Italian Party Business during the JV Term, subject to the Client’s consent, Lazard shall notify the JV Company of any such business it originates, the JV Company shall consult with Intesa and, at Intesa’s direction, either (A) Lazard shall refer such business to Intesa (subject to the Client’s consent) or (B) Lazard shall offer the JV Company the opportunity to undertake such business (it being understood that the JV Company shall not be obligated to undertake such business).

(iii) In the event that the JV Company shall originate any such Selected Italian Party Business during the JV Term, subject to the Client’s consent, the JV Company shall consult with Intesa and, at Intesa’s direction, either (A) the JV Company shall refer such business to Intesa (subject to the Client’s consent) or (B) Intesa shall offer the

JV Company the opportunity to undertake such business (it being understood that the JV Company shall not be obligated to undertake such business).

(iv) In the event that the JV Company declines to undertake any Selected Italian Party Business that Intesa refers to the JV Company as described in Section 3.3(a)(ii) or (iii), Intesa may thereafter undertake such Selected Italian Party Business or refer such Selected Italian Party Business to third parties.

(b) Existing Mandates. Notwithstanding the provisions of Section 3.1 or Section 3.3(a), in the event that on the first date of the JV Term either the JV Company shall have any Existing Mandate for Selected Italian Party Business or Intesa shall have any Existing Mandate for Joint Venture Business, the JV Company or Intesa, as the case may be, may perform its obligations under such Existing Mandate during the JV Term, in each case for a period not to exceed the later of (A) September 9, 2003 or (B) the Intesa Contribution Date (such period, the “EM Period”), and retain all Revenues from its Existing Mandates to the extent associated with services performed during or prior to such EM Period. Immediately after the end of such period, all engagements under Existing Mandates then in effect (A) of the JV Company for Selected Italian Party Business shall be referred to Intesa, subject to the Client’s consent, and (B) of Intesa for Joint Venture Business shall be referred to the JV Company, subject to the Client’s consent; provided, that in the event that the Client shall not consent to any such referral, the JV Company or Intesa, as applicable, may continue to perform under such Existing Mandate (provided that such Party shall divide all Revenue that relates to services performed or to be performed by it after the end of the EM Period in connection with such Existing Mandate (net of expenses incurred by such Party, including any general compensation expenses, to the extent such expenses relate to such services) and that is paid by such Client or other third parties to such Party or its controlled affiliates, in accordance with Section 3.6 below, which amounts shall be paid in accordance with Section 3.7 below); and provided further that in the case of three selected Existing Mandates of Intesa, Intesa may perform its obligations thereunder after such EM Period (provided that Intesa shall pay one-half of all Revenue that relates to services performed or to be performed by it after the end of the EM Period in connection with such Existing Mandate (net of expenses incurred by Intesa, including any general compensation expenses, to the extent such expenses relate to such services) and that is paid by such Client or other third parties to Intesa or its controlled affiliates, to the JV Company, which amounts shall be paid in accordance with Section 3.7 below). For the purposes of this Agreement, an “Existing Mandate” means a written contract for the provision of advisory services that was entered into on or prior to September 9, 2002 and not extended on or after such date. The provisions of this Section 3.3(b) shall apply during the JV Term.

(c) Referrals and Engagements Generally. Notwithstanding anything herein to the contrary, any referrals or transfers of Clients to be made, or advisory work to be engaged in, pursuant to this Agreement shall be subject to the applicable Client’s consent. Each of Intesa and Lazard agrees that it shall use its reasonable best efforts to obtain the consent of its, or, if applicable, its controlled affiliate’s Client, if and when required.

(d) Assistance of Lazard. Notwithstanding anything herein to the contrary, if necessary or requested by the Chairman or CEO of the JV Company, Lazard and its controlled affiliates may assist the JV Company with any engagements, including engagements involving

Joint Venture Business (it being understood that the costs and expenses of Lazard or any such controlled affiliate of Lazard incurred in providing any such assistance shall be the responsibility of Lazard or the applicable controlled affiliate incurring such expenses (it being further understood that such expenses may be reimbursed by the Client if so agreed by the Client)).

Section 3.4 Other Business of the JV Company. (a) Origination. Notwithstanding any provision to the contrary in this Article III, the JV Company may engage in the origination of any new business, including by soliciting or otherwise seeking new Clients or engagements, in or with respect to Italy or with Italian Parties regardless of whether or not such new business is Joint Venture Business, Selected Italian Party Business or Excluded Business (“Origination Activities”). The right of the JV Company to engage in such Origination Activities shall not limit the right of either Intesa or Lazard to engage in such Origination Activities.

(i) During the JV Term, in the event that the JV Company shall originate any sales, trading or underwriting business, the JV Company will cooperate in good faith with Lazard and Intesa to arrange for the execution of such sales, trading or underwriting business through Intesa’s and Lazard’s sales and trading operations and divide Revenues in connection therewith as provided in Section 3.6. In the event that the JV Company shall originate any underwriting business, Lazard shall have the right, at its election, to underwrite up to 50% of any amount underwritten by Intesa.

(ii) During the JV Term, in the event that the joint venture to be formed to undertake derivative transactions pursuant to Section 6.2(b) (the “Derivatives Joint Venture”) shall have been formed, any derivatives trading business originated by the JV Company shall be referred for execution to the Derivatives Joint Venture. The JV Company may otherwise refer any other business arising from such Origination Activities as Lazard and the Intesa shall determine.

(b) Prohibited Business. During the JV Term, the JV Company shall not (1) maintain operations for the execution of, or execute, sales, trading or underwriting transactions and will not engage in any business that is not Joint Venture Business outside of Italy, except as otherwise contemplated by this Agreement, or (2) provide M&A Advisory on behalf of a Client that has publicly announced (and not withdrawn) its intention to acquire voting securities of Intesa or Crédit Agricole if after the consummation of such acquisition the Client would control Intesa or Crédit Agricole, as applicable, and the board of directors of Intesa or Crédit Agricole, as applicable, shall have publicly announced its opposition to such proposed acquisition (in which case the JV Company shall, to the extent practicable, thereafter terminate the portion of the applicable engagement to the extent relating to such hostile transaction against Intesa or Crédit Agricole, as applicable).

(c) Intesa Principal Activity and Engagements. Intesa may from time to time during the JV Term give both the Chairman and the CEO of the JV Company written notice (such notice to be treated as confidential) that specifically identifies a person or persons that Intesa in good faith intends to acquire control of within the next three months (each such person, an “Anticipated Target”). In the event that Intesa shall deliver such written notice in accordance with the foregoing sentence, the JV Company shall not enter into (1) any new mandate or engagement letter for M&A Advisory with such Anticipated Target as the Client or (2) any new mandate or engagement letter for M&A Advisory with any Controlling Entity of such Anticipated Target as the Client for the disposition of such Controlling Entity’s controlling interest in the Anticipated Target, in each case during the three-month period beginning on the date on which the applicable notice was given by Intesa; provided that Intesa shall offer to the JV Company the opportunity to undertake M&A Advisory with Intesa or any of its controlled affiliates as the Client for the acquisition of such Anticipated Target (such engagement to be on terms no less favorable to the JV Company than those offered to any other advisor in connection therewith and as otherwise agreed by the parties). For the purposes of this Section 3.4, “Controlling Entity” means, with respect to any Anticipated Target, a person that, directly or indirectly through a subsidiary of which such person is the Controlling Entity, has beneficial ownership of a majority of the stock or other equity interests the holders of which are entitled to vote generally in the election of the board of directors or equivalent governing body of such Anticipated Target.

Section 3.5 Conflicts. (a) The Parties shall use their respective reasonable best efforts to establish conflict verification processes during the JV Term that comply with the following terms. Before undertaking any engagement, the JV Company shall clear such engagement through the conflict clearance system of Lazard then in effect.

(b) For so long as GB is the Chairman of the JV Company and AB is the Chief Executive Officer (“CEO”) of the JV Company: (1) in the event that any Business Conflict arises between the JV Company and Lazard, all resolutions of such Business Conflicts shall be determined by Lazard in its sole discretion and in the exercise of its business judgment, and (2) in the event that any Business Conflict arises between the JV Company and Intesa, all resolutions of such Business Conflicts shall be determined by Intesa in its sole discretion and in the exercise of its business judgment. For the purposes of this Agreement, “Business Conflict” means, with respect to Lazard or Intesa, as applicable, a direct conflict between any Joint Venture Business conducted by the JV Company and any substantially similar business conducted by Lazard or Intesa, as applicable, with respect to a particular engagement.

(c) From and after such time as either GB or AB ceases to be the Chairman or CEO, respectively, of the JV Company: (1) in the event that any Business Conflict arises between the JV Company and Lazard, representatives of Lazard and the JV Company responsible for conflict issues shall consult with a representative of Intesa responsible for conflict issues; provided that such representatives of Lazard and the JV Company shall not be obligated to consult with such representative of Intesa if the disclosure of such Client or Business Conflict would be prohibited by any applicable confidentiality obligations, and provided further all resolutions of such Business Conflicts shall be determined by Lazard in its sole discretion and in the exercise of its business judgment, with such determination to be made following consultation by the Head of Lazard and Chairman of the Executive Committee (“Head of Lazard”) with the CEO of Intesa (such consultation to be on a confidential basis) unless prohibited by such confidentiality obligations, and (2) in the event that any Business Conflict arises between the JV Company and Intesa, a representative of Intesa responsible for conflict issues shall consult with representatives of Lazard and the JV Company responsible for conflict issues; provided that such representative of Intesa shall not be obligated to consult with such representatives of Lazard and the JV Company if the disclosure of such Client or Business Conflict would be prohibited by any applicable confidentiality obligations, and provided further that all resolutions of such Business Conflicts shall be determined by Intesa in its sole discretion and in the exercise of its business judgment, with such determination to be made following consultation by the CEO of Intesa with the Head of Lazard (such consultation to be on a confidential basis) unless prohibited by such confidentiality obligations.

Section 3.6 Revenue Sharing. (a) Except as provided in Section 3.3(b) with respect to Existing Mandates and Section 3.8(b), the Parties agree that Revenue paid in connection with the matters described below during the JV Term shall be allocated as provided in this Section 3.6(a) (as such allocations may be adjusted pursuant to Section 3.6(c) below) and shall be paid in accordance with Section 3.7 hereof.

(i) All Revenue paid by Clients (other than Selected Italian Parties) or other third parties to the Parties or their respective controlled affiliates in connection with any (1) Italian M&A Advisory on an Italian M&A Transaction, (2) Italian General Corporate Advisory, (3) Italian Equity Capital Markets Advisory or (4) Derivatives Advisory to the extent arising from other Joint Venture Business, shall be for the JV Company.

(ii) Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates in connection with (1) any Italian M&A Advisory not on an Italian M&A Transaction or (2) any M&A Advisory on an Italian M&A Transaction in which the Client is not an Italian Party shall be shared by the JV Company and Lazard as Lazard and Intesa shall negotiate in good faith taking into account the specific characteristics of the applicable transaction; provided that if Lazard and Intesa shall not agree, 50% of all such Revenue will be for the JV Company and 50% of all such Revenue will be for Lazard.

(iii) Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates in connection with the execution of any sales, trading or underwriting business originated by the JV Company as contemplated by Section 3.4(a)(i) shall be divided as follows: (i) selling concessions shall be for the actual selling person; (ii) underwriting fees shall be for the person or persons bearing the underwriting risk (on a pro rata basis based on the relative underwriting risk borne by the applicable person); and (iii) management fees shall be shared by the JV Company and Intesa as Lazard and Intesa shall negotiate in good faith taking into account the specific characteristics of the applicable business; provided that if Lazard and Intesa shall not agree, 50% of all such Revenue will be for the JV Company and 50% of all such Revenue will be for Intesa.

(iv) Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates in connection with the execution of derivatives transactions originated by the JV Company and executed through the Derivatives Joint Venture as contemplated by Section 3.4(a)(i) will be shared by the JV Company and the Derivatives Joint Venture as Intesa and Lazard shall reasonably agree. Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates in connection with the execution of derivative transactions originated by the JV Company prior to the formation of the Derivatives Joint Venture and executed through Intesa will be shared by the JV Company and Intesa as Intesa and Lazard shall reasonably agree.

(v) Revenue paid by Clients or other third parties to the JV Company or Intesa or their respective controlled affiliates in connection with Selected Italian Party Business will be divided as follows: (1) all Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates in connection with Selected Italian Party Business undertaken by the JV Company will be solely for the JV Company, and (2) all Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates in connection with Selected Italian Party Business undertaken by Intesa or its controlled affiliates will be solely for Intesa; provided, however, that, in the case of clause (2), in the event that Lazard referred such Selected Italian Party Business to Intesa or its controlled affiliates as contemplated by Section 3.3(a)(ii), Lazard shall be entitled to an introduction fee as shall be reasonably agreed by Lazard and Intesa.

(vi) Except as otherwise provided in this Section 3.6, all Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates in connection with (1) Italian General Corporate Advisory not consistent with Lazard’s current general corporate advisory activities that the JV Company shall refer to Intesa will be shared by the JV Company and Intesa as Intesa and Lazard shall reasonably agree and (2) any business that the JV Company shall refer to Intesa will be shared by the JV Company and Intesa as Intesa and Lazard shall reasonably agree.

(vii) All other Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates in connection with Joint Venture Business not otherwise addressed in Section 3.3(b) and this Section 3.6 shall be for the JV Company except as Intesa and Lazard may otherwise agree.

(viii) All other Revenue paid by Clients or other third parties to the Parties or their respective controlled affiliates will be for the Party receiving such Revenue.

(b) For the purposes of this Agreement, “Revenue” shall mean all fees, compensation, commissions and similar payments, including, without limitation, engagement fees, transaction and “success” fees, “break up” fees, referral fees, commitment fees, management fees, underwriting fees, selling concessions and other derivative fees; provided that the amount of any such Revenue shall be net of (i) unreimbursed out-of-pocket expenses incurred by the Party in connection with, and directly relating to, the business in question, and (ii) any portion of such Revenue required to be paid to any person which is not a Party or a controlled affiliate of such Party.

(c) Intesa and Lazard shall review in good faith the appropriateness of the allocation of Revenue set forth in this Section 3.6 one year prior to each Renewal Date, in light of fairness, changes in the business environment in which the JV Company operates and the actual performance and development of the JV Company. Upon completion of such review, Intesa and Lazard shall negotiate in good faith any adjustments to the foregoing division of Revenues based on the results of such review.

(d) Without prejudice to any other remedies available under applicable law arising out of or in connection with any breach of Section 3.1(b) or Section 3.3 by Lazard, Intesa and the JV Company will be entitled to receive the portion of any Revenues paid by Clients or other third parties to Lazard or its controlled affiliates in connection with the Joint Venture Business or Selected Italian Party Business that was undertaken by Lazard or its controlled affiliates in breach of such Section 3.1(b) or Section 3.3 which Intesa and the JV Company, as applicable, would have received pursuant to this Section 3.6 and Section 3.7 but for such breach. Without prejudice to any other remedies available under applicable law arising out of or in connection with any breach of Section 3.1(b) or Section 3.3 by Intesa, Lazard and the JV Company will be entitled to receive the portion of any Revenues paid by Clients or other third parties to Intesa or its controlled affiliates in connection with the Joint Venture Business that was undertaken by Intesa or its controlled affiliates in breach of such Section 3.1(b) or Section 3.3 which Lazard and the JV Company, as applicable, would have received pursuant to this Section 3.6 and Section 3.7 but for such breach. Without prejudice to any other remedies available under applicable law arising out of or in connection with any breach of Section 3.3 by the JV Company or its controlled affiliates, Intesa will be entitled to receive the portion of any Revenues paid by Clients or other third parties to the JV Company or its controlled affiliates in connection with the Selected Italian Party Business that was undertaken by the JV Company or its controlled affiliates in breach of such Section 3.3 which Intesa would have received pursuant to this Section 3.6 and Section 3.7 but for such breach.

Section 3.7 Payment of Revenue. From the date hereof until the end of the JV Term, any Revenue that (1) is paid to any of Intesa, Lazard or the JV Company (each, a “JV Party”) or their respective controlled affiliates and (2) is required to be paid or shared with another JV Party pursuant to this Article III (any such Revenue, “Shared Revenue”) shall be paid as follows:

(a) Within 15 Business Days after the Joint Venture Closing, each JV Party shall pay any Shared Revenue paid to such JV Party from the date hereof until the date of the Joint Venture Closing to the other JV Party that is entitled to such Shared Revenue under this Article III.

(b) Thereafter, within 15 Business Days after any Payment Period, each JV Party shall pay any Shared Revenue paid to such JV Party during such Payment Period to the other JV Party that is entitled to such Shared Revenue pursuant to this Article III.

(c) Any amounts paid hereunder shall be in cash and shall be payable by wire transfer of immediately available funds to an account specified by the JV Party entitled to receive such payment in writing at least 3 Business Days in advance of such payment.

(d) For the purposes of this Agreement, “Payment Period” means the period starting on the Joint Venture Closing and ending on December 31 of the year in which the Joint Venture Closing occurred, the 12-month period starting on January 1 of the next year and ending on December 31 of such year, and each 12-month period thereafter ending on December 31, until the end of the JV Term; provided that in the event that the JV Term ends on a date other than December 31, the term “Payment Period” shall include the period starting from January 1 of the year in which the JV Term ends and ending on the last day of the JV Term.

Section 3.8 Interim Period. (a) Each of Intesa and Lazard agrees that all Revenues paid to Intesa, Lazard or their respective controlled affiliates after December 31, 2002 and prior to the date hereof by Clients or other third parties in connection with either (1) any new opportunity for Selected Italian Party Business that arose on or after September 9, 2002 and prior to the date hereof or (2) any new opportunity for Joint Venture Business that arose on or after September 9, 2002 and prior to the date hereof, shall, subject to Section 3.8(b) and to the extent not previously divided between Intesa and Lazard pursuant to the Terms of Agreement prior to the date hereof, be divided between Intesa and Lazard in accordance with the allocation provisions of Section 3.6 as if the Lazard Italy Contribution and the Intesa Contribution were consummated and the JV Term had commenced as of September 9, 2002 (regardless of whether or not such business was actually referred due to a Client’s objection) (it being understood that any such Revenues shall be (A) net of unreimbursed expenses incurred by such Party, including any general compensation expenses, to the extent such expenses relate to such new opportunity, and (B) paid in accordance with Section 3.7).

(b) Notwithstanding anything in this Article III to the contrary, the payment of any amounts pursuant to Section 3.3(b), Section 3.6 or Section 3.8(a) in respect of any Revenue arising on or prior to the date hereof through the date of the Joint Venture Closing shall be conditioned upon, and shall not occur unless and until the consummation of, the Joint Venture Closing.

ARTICLE IV

TERM AND TERMINATION OF JV RELATIONSHIP

Section 4.1. Term. The initial term (the “Initial Term”) of Intesa’s and Lazard’s co-participation in the JV Company set forth in this Agreement and the Shareholders Agreement (the “JV Relationship”) shall commence at the Intesa Contribution Closing and end on December 31, 2007 unless terminated earlier under Section 4.2. Subject to the provisions of Section 4.2(a), the JV Relationship shall automatically extend for an additional five-year term (an “Additional Term”) at the end of the Initial Term and at the end of each Additional Term (the last day of the Term and any Additional Term, as applicable, the “Renewal Date”).

Section 4.2. Termination. (a) Notwithstanding anything to the contrary in Section 4.1, the JV Relationship may be terminated:

(i) by either Intesa or Lazard in connection with a Renewal Date (a “Renewal Date Termination”); provided that the party seeking to terminate the JV Relationship (the first such party to give notice in accordance with Section 4.2(b) below (the “Terminating Party”)) complies with the notice provisions set forth in Section 4.2(b)(i) below;

(ii) by Intesa or Lazard in the event of either a Change in Control of Lazard or a Change in Control of Intesa (a “Control Termination”); provided, however, that Intesa shall not have the right to terminate the JV Relationship in the event of a Change in Control of Intesa under clause (3) of Section 4.2(c)(ii), and Lazard shall not have the right to terminate the JV Relationship in the event of a Change in Control of Lazard under clause (4) of Section 4.2(c)(iii); and provided, further, that the Terminating Party complies with the notice provisions set forth in Section 4.2(b)(ii) below;

(iii) by Lazard in the event of a Change in Control of the Corporate Bank (a “CB Control Termination”); provided that Lazard complies with the notice provisions set forth in Section 4.2(b)(ii) below; or

(iv) by Intesa in the event that the Chairman of the JV Company is removed from such position by the Head of Lazard pursuant to Section 7.12 of the Shareholders Agreement, notwithstanding the written dissent of the CEO of Intesa to such removal delivered to Lazard in compliance with Section 7.12 of the Shareholders Agreement (a “Management Termination”); provided that Intesa complies with the notice provisions set forth in Section 4.2(b)(iii) below.

(b) Procedures; Effective Time of Termination.

(i) In the event that the Terminating Party is seeking to terminate the JV Relationship pursuant to a Renewal Date Termination, such Terminating Party shall provide the other Parties with a Termination Notice not later than the close of business on the 90th day before the next applicable Renewal Date. The effective time of the termination of the JV Relationship pursuant to this Section 4.2(b)(i) shall be 5:00 p.m., Milan time, on the first Business Day immediately following such Renewal Date.

(ii) In the event that the Terminating Party is seeking to terminate the JV Relationship pursuant to a Control Termination or a CB Control Termination, such Terminating Party shall provide the other Parties with a Termination Notice by the close of business on or before the 90th day after the earlier of (x) the first public announcement of, or (y) the date on which notice is given pursuant to Section 8.1(b) of the entering into of the definitive agreement providing for, the applicable transaction by Lazard, Intesa or the Corporate Bank, as applicable, that shall result in the Change in Control of Lazard, the Change in Control of Intesa or the Change in Control of the Corporate Bank, as applicable, that gives rise to the right of the Terminating Party to terminate the JV Relationship (the “Control Transaction”).

(1) If such Terminating Party is the party engaging in the applicable Control Transaction (such party, the “Control Party”), then such termination of the JV Relationship by the Control Party shall be conditioned upon the consummation of the applicable Control Transaction. The effective time of the termination of the JV Relationship pursuant to this Section 4.2(b)(ii)(1) shall be the effective time of consummation of the applicable Control Transaction.

(2) If such Terminating Party is not the Control Party (such party, the “Affected Party”), such termination of the JV Relationship shall be effective, at the Affected Party’s option, either (A) on the date that is 60 days after the date on which the Termination Notice is given (regardless of whether or not the Control Party shall have exercised or thereafter exercise its right to terminate the JV Relationship under Section 4.2(b)(ii)(1) and regardless of whether or not the applicable Control Transaction shall be consummated), or (B) upon the effective time of consummation of the applicable Control Transaction (it being understood that termination of the JV Relationship under this clause (B) shall be conditioned, and shall become effective only, upon the consummation of the applicable Control Transaction). The effective time of the termination of the JV Relationship pursuant to clause (A) of the foregoing sentence shall be 5:00 p.m., Milan time, on the date 60 days after the date of the Termination Notice, and the effective time of the termination of the JV Relationship pursuant to clause (B) of the foregoing sentence shall be the effective time of consummation of the applicable Control Transaction. The Affected Party shall specify in its Termination Notice whether such termination of the JV Relationship shall be pursuant to clause (A) or clause (B) of the first sentence of this Section 4.2(b)(ii)(2); provided that if the Affected Party shall not so specify in its Termination Notice, clause (B) of this Section 4.2(b)(ii)(2) shall apply.

(iii) In the event that Intesa is seeking to terminate the JV Relationship pursuant to a Management Termination and shall have given Lazard its written objection to such removal in accordance with Section 4.2(a)(iv), Intesa shall state in such written objection whether or not it will exercise its right to terminate the JV Relationship pursuant to Section 4.2(a)(iv) in the event of the removal of the Chairman, and such written objection shall be deemed to be the Termination Notice for the purposes of this Section 4.2(b)(iii). The effective time of the termination of the JV Relationship pursuant to this Section 4.2(b)(iii) shall be 5:00 p.m., Milan time on the 15th Business Day immediately following the date on which the Termination Notice is given; provided that no termination under Section 4.2(a)(iv) and this Section 4.2(b)(iii) shall be effective unless the Chairman of the JV Company is actually removed from such office and not reinstated prior to such termination date.

(iv) The date on which any termination pursuant to this Section 4.2(b) shall be effective in accordance with the terms of such Sections, the “JV Termination Date.”

(c) For the purpose of this Agreement:

(i) a “Change in Control of the Corporate Bank” means (1) a sale of all or substantially all of the assets of the Corporate Bank or (2) any transaction (whether by merger, share issuance, acquisition of shares or otherwise) or the entry into any agreement or arrangement after which Intesa shall directly or indirectly (A) cease to hold or exercise a majority of the equity or voting power of the Corporate Bank or (B) cease to have the ability to appoint or elect a majority of the board of directors (or similar body) of the Corporate Bank.

(ii) a “Change in Control of Intesa” means:

(1) any reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of Intesa or the acquisition of the assets or stock of another entity by Intesa (an “Intesa Business Combination”) as a result of which both (A) the holders of outstanding Intesa Shares immediately prior to the earlier of (x) the first public announcement of, or (y) the entering into of the definitive agreement providing for, such Intesa Business Combination would, as a result of such Intesa Business Combination (assuming such Intesa Business Combination were consummated on the date of first public announcement thereof), own less than 45% of securities representing the equity or voting power of (x) the entity resulting from such Intesa Business Combination (the “Intesa Resulting Entity”) or (y) if the consideration paid to holders of Intesa Shares in exchange for their Intesa Shares pursuant to such Intesa Business Combination consists in whole or in part of equity or voting interests in an ultimate parent entity that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Intesa Resulting Entity (the “Intesa Parent Entity”), the Intesa Parent Entity, and (B) (i) none of the Chairman, the Chief Executive Officer or the Chief Operating Officer of Intesa shall have both entered into an employment agreement in connection with such Intesa Business Combination that entitles such person to serve as, and publicly announced his or her intention to serve as, Executive Chairman or Chief Executive Officer of the Intesa Resulting Entity or, if applicable, the Intesa Parent Entity for a term in such office ending no sooner than the earlier of the term set forth under Article 2383, second paragraph, of the Italian Civil Code or the next Renewal Date (the “Intesa Term”), or (ii) if the Chairman, the Chief Executive Officer and/or the Chief Operating Officer of Intesa shall have entered into such an agreement and so announced his or her intention, no such persons shall continue to serve in such position(s) with the Intesa Resulting Entity or, if applicable, the Intesa Parent Entity through the end of such Intesa Term (it being understood that for the purposes of this clause (ii), a Change in Control of Intesa shall be deemed to occur upon such persons ceasing to hold such positions during the Intesa Term (assuming satisfaction of clause (i) above));

(2) any acquisition of Intesa Shares or other equity interests in Intesa (through any form of transaction) as a result of which any person becomes the beneficial owner of more than 50% of either the equity or voting power of Intesa (other than a person who in such acquisition becomes the Intesa Parent Entity pursuant to clause (1) of this Section 4.2(c)(ii) and such acquisition would not result in a Change in Control of Intesa under such clause (1)); or

(3) any Transfer of JV Interests held by Intesa or its permitted transferees under Section 8.7 as a result of which Intesa and such permitted transferees collectively cease to hold a majority of the JV Interests that Intesa shall hold immediately after consummation of the Intesa Contribution.

(iii) a “Change in Control of Lazard” means:

(1) any reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of Lazard or the acquisition of the assets or stock of another entity by Lazard (a “Lazard Business Combination”) as a result of which both (A) the holders of Lazard Interests immediately prior to the earlier of (x) the first public announcement of, or (y) the entering into of the definitive agreement providing for, such Lazard Business Combination would, as a result of such Lazard Business Combination (assuming such Business Combination were consummated on the date of first public announcement thereof), own less than 30% of securities representing the equity or, if applicable, voting power of (x) the entity resulting from such Lazard Business Combination (the “Lazard Resulting Entity”) or (y) if the consideration paid to holders of Lazard Interests in exchange for their Lazard Interests pursuant to such Lazard Business Combination consists in whole or in part of equity or voting interests in the ultimate parent entity that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Lazard Resulting Entity (the “Lazard Parent Entity”), the Lazard Parent Entity, and (B)(i) none of the Head of Lazard, the President of Lazard or any Deputy Chairman of Lazard shall have both entered into an employment agreement in connection with such Lazard Business Combination that entitles such person to serve as, and publicly announced his or her intention to serve as, Chairman, CEO, President, head of investment banking or Chairman of the Executive Committee of the Lazard Resulting Entity or, if applicable, the Lazard Parent Entity for a term in such office ending no sooner than the next Renewal Date (the “Lazard Term”), or (ii) if any of the Head of Lazard, the President of Lazard or any Deputy Chairman shall have entered into such an agreement and so announced his or her intention, no such persons shall continue to serve in such position(s) with the Lazard Resulting Entity or, if applicable, the Lazard Parent Entity through the end of such Lazard Term (it being understood that for the purposes of this clause (ii), a Change in Control of Lazard shall be deemed to occur upon such persons ceasing to hold such positions during the Lazard Term (assuming satisfaction of clause (i) above));

(2) any acquisition of Lazard Interests or other equity interests in Lazard (through any form of transaction) as a result of which any person other than (A) the Head of Lazard or President as of the date hereof, or any Deputy Chairman as of the date hereof, or any Member of Lazard listed in Schedule 4.2(c) or (B) a person who in such acquisition becomes the Lazard Parent Entity pursuant to clause (1) of this Section 4.2(c)(iii) and such acquisition would not result in a Change in Control of Lazard under such clause (1), becomes the beneficial owner of Lazard Interests representing more than 50% of the equity or, if applicable, voting power of Lazard;

(3) any transaction or series of related transactions as a result of which the entity resulting from such transaction, or, if applicable, the ultimate parent company that controls such resulting entity, is controlled (A) by a single shareholder who was not a Member of Lazard during the six-month period before the first to occur of the announcement of or the entry into the definitive agreement providing for such transaction or (B) by a group of shareholders bound by a shareholders’ agreement or acting in concert (x) which group does not include any persons who were Members of Lazard and involved in the management of the business and operations of Lazard during the six-month period before the first to occur of the announcement of or the entry into the definitive agreement providing for such transaction and who have entered into agreements permitting one or more such persons who were Members of Lazard the opportunity to exercise significant direction over the business and operations of the resulting company or parent company controlling such resulting entity after such transaction and until no earlier than the next Renewal Date, (y) in which group persons who were Members of Lazard during the six-month period before the announcement of such transaction do not beneficially own 30% or more of the equity or, if applicable, voting power of such resulting entity or the ultimate parent company of such resulting company (provided that such parent company directly or indirectly has beneficial ownership of 80% or more of the equity or, if applicable, voting securities eligible to elect directors of such resulting entity), or (z) which group does not consist solely or primarily of persons who were Members of Lazard during the six-month period before the first to occur of the announcement of or the entry into the definitive agreement providing for such transaction (“control” for the purposes of this clause (3) shall mean having powers substantially similar to the powers held by the Head of Lazard and the Board of Lazard); or

(4) any Transfer of JV Interests held by Lazard or its permitted transferees under Section 8.7 as a result of which Lazard and such permitted transferees collectively cease to hold a majority of the JV Interests that Lazard shall hold immediately after consummation of the Intesa Contribution.

Section 4.3. Effect of Termination. In the event of a termination of the JV Relationship pursuant to Section 4.2, effective on the JV Termination Date, Intesa shall transfer or cause to be transferred to Lazard Italy and/or Lazard Real Estate (as designated by Lazard) all JV Interests issued to or held by Intesa as of such termination (collectively, the “Intesa JV Interest”) and all indebtedness of the JV Company issued to or held by Intesa as of such termination, including the Intesa JV Note but excluding any such indebtedness that is issued or held by Intesa in relation to the JV Company’s ordinary course of business as a result of lending or extending credit (including under any working capital facilities) (collectively, the “Intesa JV Debts”). In exchange therefor, Lazard shall pay to Intesa the Termination Payment as provided in Section 4.4 and Section 4.5.

Section 4.4. Termination Payment. The “Termination Payment” means an amount calculated as follows (Lazard and Intesa having hereby agreed to such amount, in via di alea, pursuant to Article 1448, Paragraph 4, of the Italian Civil Code):

(a) Amount of Termination Payment.

(i) In the event of a termination of the JV Relationship either (1) by Intesa pursuant to a Renewal Date Termination, (2) by either Intesa or Lazard pursuant to a Control Termination by reason of a Change in Control of Intesa, or (3) by Lazard pursuant to a CB Control Termination, the Termination Payment shall be an amount equal to the difference between the Final Investment Amount and the Aggregate Base Distributions (such difference, the “Base Amount”).

(ii) In the event of a termination of the JV Relationship (1) by Lazard pursuant to a Renewal Date Termination, (2) by either Intesa or Lazard pursuant to a Control Termination by reason of a Change in Control of Lazard, or (3) by Intesa due to a

Management Termination, the Termination Payment shall be an amount (the “Higher Amount”) equal to the lesser of (A) the higher of FMV Amount or the Base Amount or (B) the Maximum Amount.

(b) Just Cause Adjustment.

(i) Notwithstanding any provisions of Section 4.4(a)(i) to the contrary, in the event of a termination of the JV Relationship by Intesa pursuant to a Renewal Date Termination which termination Intesa determines in good faith is supported by Just Cause, (1) Intesa shall state in the applicable Termination Notice that it has determined in good faith that the termination is supported by Just Cause, and (2) the Termination Payment shall be the Base Amount. The Parties shall promptly submit the issue of whether Intesa’s termination of the JV Relationship was supported by Just Cause to arbitration in accordance with Section 11.5. In the event that it shall be finally determined pursuant to Section 11.5 that such termination was supported by Just Cause, Lazard shall promptly (and in no event later than 10 Business Days after such determination) pay to Intesa, by wire transfer of immediately available funds to a bank account specified by Intesa, an amount in cash equal to the difference between the Higher Amount and the Base Amount previously paid in accordance with this Section 4.4(b)(i) (the “Just Cause Adjustment”) and Section 4.5, by way of deemed purchase price adjustment, in full satisfaction of all claims and damages of Intesa arising in connection with such breaches under this Agreement and the Ancillary Agreements (including pursuant to Article 1382 of the Italian Civil Code). In the event that it shall be finally determined pursuant to Section 11.5 that such termination was not supported by Just Cause, the Termination Payment shall remain unchanged.

(ii) Notwithstanding any provisions of Section 4.4(a)(ii) to the contrary, in the event of a termination of the JV Relationship by Lazard pursuant to a Renewal Date Termination which termination Lazard determines in good faith is supported by Just Cause, (1) Lazard shall state in the applicable Termination Notice that it has determined in good faith that the termination is supported by Just Cause, and (2) the Termination Payment shall be the Higher Amount. The Parties shall promptly submit the issue of whether Lazard’s termination of the JV Relationship was supported by Just Cause to arbitration in accordance with Section 11.5. In the event that it shall be finally determined pursuant to Section 11.5 that such termination was supported by Just Cause, Intesa shall promptly (and in no event later than 10 Business Days after such determination) pay to Lazard, by wire transfer of immediately available funds to a bank account specified by Lazard, an amount in cash equal to the difference between the Higher Amount and the Base Amount, by way of deemed purchase price adjustment and in full satisfaction of all claims and damages of Lazard arising in connection with or relating to any breaches under this Agreement and the Ancillary Agreements (including pursuant to Article 1382 of the Italian Civil Code). In the event that it shall be finally determined pursuant to Section 11.5 that such termination was not supported by Just Cause, the Termination Payment shall remain unchanged.

(c) As used in this Section 4.4:

(i) “Aggregate Base Distributions” means an amount equal to the sum of (1) all Credited Base Dividends for all Periods through the JV Termination Date, and (2) all payments of interest on the Intesa JV Debts through the JV Termination Date.

(ii) “Credited Base Dividends” means, for each Period, an amount equal to the sum of (1) any Dividends in such Period up to an amount of Dividends that equals a Return of 3% in such Period, (2) any Dividends in such Period in excess of an amount of Dividends that equals a Return of 6% and up to an amount of Dividends that equals a Return of 9% in such Period, and (3) 50% of any Dividends in excess of an amount of Dividends that equals a Return of 9% in such Period.

(iii) “Credited Higher Dividends” means, for each Period, an amount equal to the sum of (1) any Dividends in such Period in excess of an amount of Dividends that equal a Return of 3% and up to an amount of Dividends in such Period that equals a Return of 6% in such Period, and (2) 50% of any Dividends in excess of an amount of dividends that equals a Return of 9% in such Period.

(iv) “Dividends” means all dividends and other distributions (other than distributions of surplus reserve or equity included in “Outflow” below) in respect of equity interests of the JV Company held by Intesa that are paid in the applicable Period (it being understood that the JV Company shall pay all such dividends and other distributions declared by the JV Company in any Period prior to the end of such Period).

(v) “Final Investment Amount” means the cash amount of the initial Intesa Contribution (US$150 million) adjusted from the Intesa Contribution Date to the JV Termination Date as follows. At the end of each Period (as defined below) since the Intesa Contribution Date, the amount of the Intesa Contribution at the beginning of such Period (as adjusted for all prior Periods pursuant to this definition of “Final Investment Amount”) shall be (1) increased or decreased, as the case may be, by the difference between (A) all new investments in equity interests, including any investment made with respect to losses of the JV Company, by Intesa and any additional loans to the JV Company by Intesa in such Period that shall be Intesa JV Debts (the “Inflow”) less (B) all distributions of surplus reserve and equity of the JV Company to Intesa and all payments in respect of any Intesa JV Debts (other than interest) in such Period (the “Outflow”) and (2) increased by an amount equal to the sum of (x) an implied annual interest rate of 3% on the Inflow (accruing from the date that the Inflow (or, if applicable, the applicable portion thereof) is received by the Company until the end of such Period), (y) an implied annual interest rate of 3% on an amount equal to the difference between (1) the Intesa Contribution at the beginning of such Period (as adjusted for all prior Periods pursuant to this Section 4.4(c)(v)) and (2) the Outflow (accruing from the first day of such Period), and (z) an amount equal to an implied annual interest rate of 3% on the Outflow (accruing from first day of such Period until the date on which the Outflow (or, if applicable, the applicable portion thereof) is distributed or paid by the Company).

(vi) “FMV Amount” means the sum of (1) the fair market value of the equity interests of the Intesa JV Interest on the JV Termination Date (such value to be determined by a third party expert to be reasonably agreed upon by Intesa and Lazard (i) based on equity value, (ii) assuming no minority discount, (iii) counting at face value the outstanding Joint Venture Credit Agreement and (iv) assuming that as of the consummation of the Intesa Contribution (A) the outstanding indebtedness of the JV Company includes the Intesa JV Note and US$225 million of indebtedness issued to Lazard and (B) the preferential distribution rights of Lazard set forth in the Shareholders Agreement and New Bylaws shall not be deemed to exist) (the “Acquisition Value”) and (2) the outstanding principal amount of the Intesa JV Note, plus accrued and unpaid interest thereon, on the JV Termination Date.

(vii) “Just Cause” means, in the case of Intesa, material breaches by Lazard or its controlled affiliates, or, in the case of Lazard, material breaches by Intesa or its controlled affiliates, in each case of the obligations of Lazard, Intesa or such controlled affiliates, as applicable, under this Agreement and the Ancillary Agreements that relate to the JV Company (the “JV Agreements”) that are so fundamental to the continued performance of the JV Agreements by the non-breaching party that such material breaches make it impossible to continue the JV Relationship.

(viii) “Maximum Amount” means an amount equal to the sum of (1) the Base Amount (except that (x) for the purpose of calculating the Final Investment Amount under this clause (viii), the figure of 3% in the definition of “Final Investment Amount” in Section 4.4(c)(v) shall be deleted and replaced with a figure of 5%, and (y) the phrase “Credited Base Dividends” in the definition of “Aggregate Base Distributions” in Section 4.4(c)(i) above shall be deleted and replaced with the phrase “Credited Higher Dividends”), and (2) the product of (A) the percentage of the entire Quota represented by the Intesa JV Interest (expressed as a decimal) and (B) the average of the sum of (x) the audited EBITA of the JV Company for the two most recent fiscal years for which audits are then available and (y) the aggregate amount of Fees for Management Services (each as defined in the Services Agreement), Royalty Fees (as defined in the Lazard License Agreement) and Board Services Fees incurred and paid by the JV Company to Lazard and its controlled affiliates during such two-year period.

(ix) “Period” means the period starting on the Intesa Contribution Date and ending on December 31 of the year in which the Intesa Contribution occurred, the 12-month period starting on January 1 of the next year and ending on December 31 of such year, and each 12-month period thereafter ending on December 31 until the JV Termination Date, provided that in the event that the JV Termination Date is a date other than December 31, the term “Period” shall include the period starting from January 1 of the year in which the JV Termination Date occurs and ending on the JV Termination Date.

(x) “Return” means, with respect to a particular Period, a fraction (expressed as a percentage), the numerator of which is the applicable amount of Dividends and the denominator of which is the Adjusted Equity Contribution applicable to such Period. The “Adjusted Equity Contribution” applicable to a particular Period means an amount equal to the sum of (1) the amount of the Intesa Capital Subscription ($100 million) and (2) the difference between all new investments in equity interests of the JV Company, including any such investment made with respect to losses of the JV Company included in Inflow above, by Intesa prior to such Period and all distributions of surplus reserve and equity of the JV Company included in “Outflow” above to Intesa prior to such Period.

Section 4.5. Payment of Termination Payment. (a) Lazard shall pay the applicable Termination Payment (other than any Just Cause Adjustment, which shall be payable at the time provided in Section 4.4(b)(i)) to Intesa on or before 30 days following the JV Termination Date (or, if such date is not a Business Date, the next Business Date thereafter).

(b) The Termination Payment shall be payable, at Lazard’s discretion, (1) in cash, (2) by transferring the CB Note (or a portion thereof) to Intesa (such CB Note to be valued at an amount equal to the outstanding principal amount plus accrued and unpaid interest thereon as of the JV Termination Date), (3) by transferring the CB Option (or portion thereof) to Intesa to the extent that the CB Option is then exercisable (i.e. an Exercise Event has already occurred) in accordance with the CB Investment Agreement (such CB Option (or such portion thereof) to be valued at an amount equal to the Spread (as defined in the CB Option) as of the JV Termination Date), or (4) with a combination of any of the foregoing.

Section 4.6. Effect on Lazard Note. In the event of the termination of the JV Relationship, the Lazard Notes shall remain unaffected except as otherwise expressly provided in such Lazard Notes.

Section 4.7. Renewal of the Shareholders Agreement. In case of the automatic extension of the JV Relationship pursuant to Section 4.1, the Parties shall renew or enter into a new, and shall cause any of their controlled affiliates who are parties to such Shareholders Agreement to renew or enter into a new, shareholders agreement in the form of the Shareholders Agreement.

ARTICLE V

INVESTMENTS

Section 5.1. Lazard Investment. On the terms and subject to the conditions set forth in the Note Purchase Agreement, (1) Intesa shall purchase from Lazard Funding for an amount in cash equal to US$150 million, and Lazard Funding shall issue and sell to Intesa, the $150 Million Lazard Note, and (2) subject to the condition precedent of the consummation of the CB Investment (as defined below), and of the deposit in an escrow account (the “Escrow Account”) of the CB Note, for the purposes of securing the discharge of Lazard’s obligation under the Lazard Notes, Intesa shall purchase from Lazard Funding for an amount in cash equal to US$50 million, and Lazard Funding shall issue and sell to Intesa, the $50 Million Lazard Note (together, the “Lazard Investment”).

Section 5.2. Intesa Investment. (a) Lazard may in its discretion invest in Intesa common shares through open market purchases and/or derivative transactions as Lazard shall decide; provided, however, that Lazard shall not, directly or indirectly, purchase more than 5% of the outstanding common shares of Intesa without first obtaining the prior authorization from the Bank of Italy pursuant to the Banking Laws.

(b) In the event that Lazard or any of its subsidiaries shall elect to sell any Intesa Shares in the market, Lazard shall have the option to sell such Intesa Shares through Intesa’s brokerage operations on a commission-free, no-fee basis, and Intesa’s brokerage operations shall only operate in accordance with prior written instructions of Lazard in respect of such sales.

Section 5.3. The CB Investment. On the terms and subject to the conditions set forth in the CB Investment Agreement, Lazard may in its discretion (a) purchase, for an aggregate amount in cash equal to e50 million, the CB Note, (b) enter into the CB Option with Intesa, and (c) become the beneficiary of the CB Profit Right by entering into a contratto di cointeressenza agli utili pursuant to Sections 2554, 2551 and 2552 of the Italian Civil Code, with the Corporate Bank acting as associating party (associante) and Lazard acting as associate (associato) (the CB Note, CB Option and CB Profit Right, collectively, the “CB Investment”).

Section 5.4. Joint Venture Credit Agreement. On the terms and subject to the conditions set forth in the Joint Venture Credit Agreement, the JV Company shall loan to LFNY, or to such affiliate of LFNY as LFNY may designate, up to US$150 million in principal amount. The JV Company shall enter into the Joint Venture Credit Agreement prior to the Intesa Contribution Closing or such other time as Lazard shall direct.

ARTICLE VI

OTHER BUSINESS ARRANGEMENTS

Section 6.1. Agreement to Establish Further Business Relationships. Each of Intesa and Lazard will use its reasonable best efforts to enter into definitive arrangements regarding each of the matters set forth in Section 6.1(a) and Section 6.1(b) incorporating the terms set forth below as well as such other reasonable terms as Intesa and Lazard shall negotiate and agree to in good faith.

(a) Private Equity. Lazard intends to form a pan-European private equity fund (the “Private Equity Fund”). In connection with the formation of the Private Equity Fund, Intesa may commit to invest US$100,000,000 in the Private Equity Fund on terms satisfactory to Lazard and Intesa.

(b) Asset Management. Intesa and Lazard intend to establish an arrangement whereby Lazard will have an option to require Intesa to distribute Lazard Asset Management products (the “Asset Management Products”). The Asset Management Products shall be marketable in Italy, shall be on commercially reasonable terms, and shall be marketed and sold by Intesa in a manner and on terms no less favorable to Lazard than those applicable to providers of similar asset management products distributed by Intesa.

Section 6.2. Additional Joint Venture and Business Relationships to be Examined. Each of Intesa and Lazard shall use its reasonable best efforts to negotiate in good faith, and possibly enter into definitive agreements regarding the following matters:

(a) Private Banking. Intesa and Crédit Agricole intend to establish a joint venture with Lazard in Italy that shall conduct asset management business for private clients (the “Private Banking Joint Venture”). Lazard and Crédit Agricole would hold minority interests and Intesa would hold a majority interest in the Private Banking Joint Venture. In connection with the Private Banking Joint Venture, Lazard will use commercially reasonable efforts to create asset management products to be marketed and sold through the Private Banking Joint Venture to private clients. Intesa and Lazard agree that the Private Banking Joint Venture shall in no way restrict Lazard’s ability to conduct its institutional asset management, retail asset management or retail mutual fund businesses in Italy.

(b) Derivatives. Intesa and Crédit Agricole intend to establish a joint venture with Lazard for execution of derivative transactions.

Section 6.3. Other Business Areas. From time to time after the Joint Venture Closing, at the request of Intesa or Lazard, Intesa and Lazard shall examine in good faith other business areas in which they operate, including merchant banking, to identify opportunities to extend their working relationship.

Section 6.4. Qualification to Reasonable Best Efforts; Termination. Intesa and Lazard shall not be obligated to use their reasonable best efforts pursuant to Section 6.1, Section 6.2 or Section 6.3 to the extent that such efforts would violate any undertaking of Intesa set forth on the Fed Letter Attachment (unless such undertaking shall have been terminated or waived). Intesa’s and Lazard’s obligations under each of Section 6.1, Section 6.2 and Section 6.3 shall terminate on the earlier of (1) December 31, 2003 in the event of termination of the Agreement pursuant to Section 10.1(c) or (2) June 30, 2004 (it being understood that such termination shall not effect any arrangements or understandings that Intesa and Lazard may hereafter separately establish or agree to pursuant to this Article VI).

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

Section 7.1. Representations and Warranties of Lazard and Intesa. Lazard hereby represents and warrants to Intesa, and Intesa hereby represents and warrants to Lazard, that as of the date of this Agreement:

(a) Corporate Existence. The party making the representation (the “Representing Party”) has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Representing Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” means any change affecting, or event or condition having an effect on, the Representing Party or any of its subsidiaries that (i) is materially adverse to the business, operations or financial condition of the JV Company, assuming the consummation of the Contributions, or (ii) materially burdens the ability of the Representing Party to timely perform its obligations under this Agreement or any Ancillary Agreement to which the Representing Party is a party or prevents or materially delays the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement.

(b) Authority. The Representing Party has full corporate or company power and authority (as applicable) to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder in accordance with their respective terms. This Agreement and the Ancillary Agreements to which such Representing Person is a party have been approved by the Board of Directors of the Representing Party, and no other corporate proceedings on the part of the Representing Party are necessary to authorize the execution and delivery of this Agreement, any of the Ancillary Agreements to which such Representing Person is a party or the consummation by the Representing Party of the transactions contemplated hereby or thereby. Each of this Agreement and the CB Investment Agreement has been duly executed and delivered by the Representing Party, and, assuming the due authorization, execution and delivery hereof by the other party or parties, constitutes a valid and legally binding agreement of the Representing Party, enforceable against the Representing Party in accordance with its terms. Each of the other Ancillary Agreements to which such Representing Party is a party will be duly executed and delivered by the Representing Party, and, upon such execution and delivery and assuming the due authorization, execution and delivery thereof by the other party or parties, will constitute a valid and legally binding agreement of the Representing Party, enforceable against the Representing Party in accordance with its terms.

(c) Consents and Approvals. (i) Except for applicable requirements of the EC Merger Regulation and the Banking Laws, there is no requirement applicable to the Representing Party or its affiliates to make any filing with, or to obtain any permit, authorization, consent or approval of, any Governmental Authority in connection with the execution, delivery and performance by the Representing Party of this Agreement or any Ancillary Agreement to which it is a party or the consummation by the Representing Party of the transactions contemplated hereby or thereby, except for such permits, authorizations, consent or approvals the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(ii) Neither the execution and delivery by the Representing Party of this Agreement or any Ancillary Agreement to which it is a party nor the consummation by the Representing Party of the transactions contemplated hereby or thereby will (A) violate any provision of the Representing Party’s governing agreements (which, in the case of Lazard, shall mean the Lazard Operating Agreement and, in the case of Intesa, shall mean the by-laws), (B) result in a default or breach (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of (1) any material indebtedness of the Representing Party or its subsidiaries or (2) any material arrangement or agreement of the Representing Party with any third party, or (C) assuming satisfaction of applicable requirements of the EC Merger Regulation and the Banking Laws, violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Representing Party, except for such violations, defaults or breaches (or rights of termination, cancellation or acceleration) (x) which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) under or in respect of any engagement letter, mandate or similar agreement identified on the enclosures to the Deed of Contribution or which would have been identified in such enclosures if such engagement letter, mandate or similar agreement were in effect as of the date of such enclosure to the Deed of Contribution.

(d) No Regulatory Impediment; Absence of Impediments. The Representing Party is not aware of any fact relating to its business, operations, financial condition or legal status that might impair its ability to obtain, on a timely basis, all consents, authorizations, orders, approvals and permits from, and make all necessary filings and registrations with and all notices to, Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party other than facts which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no (i) outstanding judgments, orders, injunctions or decrees of any Governmental Authority or arbitration tribunal against the Representing Party or any of its subsidiaries, (ii) lawsuits, actions or proceedings pending or, to the knowledge of the Representing Party, threatened against the Representing Party or any of its subsidiaries, or (iii) investigations by any Governmental Authority which are, to the knowledge of the Representing Party, pending or threatened against the Representing Party or any of its subsidiaries, which, in the case of each of clauses (i), (ii) and (iii), individually or in the aggregate, have or would reasonably be expected to have a Material Adverse Effect.

(e) Brokers. The Representing Party has not employed any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement or the Ancillary Agreements who would have a valid claim for a fee or commission from the other Parties or the JV Company in connection with such transactions.

Section 7.2. Representations and Warranties of the JV Company. The JV Company hereby represents and warrants to Intesa and Lazard that as of the date of this Agreement:

(a) Corporate Existence. The JV Company has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The JV Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Authority. The JV Company has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder in accordance with their respective terms. This Agreement and the Ancillary Agreements to which the JV Company is a party have been approved by the Board of Directors of the JV Company, and no other corporate proceedings on the part of the JV Company are necessary to authorize the execution and delivery of this Agreement, any of the Ancillary Agreements to which such JV Company is a party or the consummation by the JV Company of the transactions contemplated hereby or thereby, except as set forth in Article II and in the Shareholders Agreement. This Agreement has been duly executed and delivered by the JV Company, and, assuming the due authorization, execution and delivery hereof by the other party or parties, constitutes a valid and legally binding agreement of the JV Company, enforceable against the JV Company in accordance with its terms. Each of the Deed of Contribution, the Lazard License Agreement and the Services Agreement was duly executed and delivered by the JV Company and constitutes a valid and legally binding agreement of the JV Company, enforceable against the JV Company in accordance with its terms. Each of the other Ancillary Agreements to which such JV Company is a party will be duly executed and delivered by the JV Company, and upon execution and delivery thereof will constitute a valid and legally binding agreement of the JV Company, enforceable against the JV Company in accordance with its terms.

Section 7.3. Additional Representations and Warranties of Lazard. Lazard hereby represents and warrants to Intesa:

(a) Corporate Existence of Lazard Italy and Lazard Real Estate. Each of Lazard Italy and Lazard Real Estate has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of incorporation or formation, as applicable, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Lazard Italy and Lazard Real Estate is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing or good standing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Authority of Lazard Italy and Lazard Real Estate. Each of Lazard Italy and Lazard Real Estate had full corporate or company power and authority (as applicable) to execute and deliver the Deed of Contribution and to perform its obligations thereunder in accordance with its terms as of the date of such Deed of Contribution. The Deed of Contribution was approved by the Board of Directors and the quotaholders’ meeting of each of Lazard Italy and Lazard Real Estate on or before the date of such Deed of Contribution, and except as set forth in Section 2.2 hereof and in the Shareholders Agreement, no other corporate proceedings on the part of either Lazard Italy or Lazard Real Estate are necessary to authorize the execution and delivery of the Deed of Contribution or the consummation by Lazard Italy or Lazard Real Estate, as applicable, of the transactions contemplated thereby. The Deed of Contribution was duly executed and delivered by each of Lazard Italy and Lazard Real Estate, and assuming the due authorization, execution and delivery thereof by the JV Company, constitutes a valid and legally binding agreement of each of Lazard Italy and Lazard Real Estate, enforceable against it in accordance with its terms.

(c) JV Company. All of the outstanding capital stock of the JV Company is owned directly by subsidiaries of Lazard. Except in connection with its incorporation or organization or as contemplated by this Agreement, the JV Company did not engage in any business activities of any type whatsoever or incur any Liabilities from its formation until immediately prior to the LIC Effective Time other than the Liabilities set forth in the financial statements of the JV Company as of October 31, 2002 attached hereto as Schedule 7.3(c) and any liabilities incurred in the ordinary course of operation of the JV Company from the date of such financial statements until the LIC Effective Time and except as contemplated by this Agreement.

As used in this Article VII, the term Ancillary Agreement shall not be deemed to refer to the Note Purchase Agreement or the Deed of Contribution, each of which sets forth therein all of the representations and warranties of the Parties with respect thereto.

ARTICLE VIII

FURTHER AGREEMENTS

Section 8.1. Information. (a) From and after the date hereof, Intesa shall provide Lazard, on a prompt and regular basis, with information in reasonable detail regarding the Formation process including (1) a copy of each proposed business plan and the final business plan of the Corporate Bank, (2) the appraisal of the Corporate Bank prepared by the court-appointed appraiser under Article 2343 of the Italian Civil Code and (3) the opening balance sheet of the Corporate Bank. After the Formation, and subject to Lazard’s determination to make the CB Investment, Intesa shall provide Lazard on a prompt basis with unaudited quarterly accounts and audited semi-annual and annual accounts of the Corporate Bank duly approved by the Board of Directors, and, subject to the provisions of the Banking Laws and the implementing regulations thereof, with any and all amendments of the business plan of the Corporate Bank.

(b) Lazard shall give Intesa prompt written notice of any proposed Control Transaction involving a Change in Control of Lazard immediately after Lazard has signed a binding agreement setting forth such proposed Control Transaction and at least fifteen (15) Business Days in advance of the proposed consummation of such Control Transaction. Intesa shall give Lazard prompt written notice of any proposed Control Transaction involving a Change in Control of Intesa or a Change in Control of the Corporate Bank immediately after Intesa or the Corporate Bank, as applicable, has signed a binding agreement setting forth such proposed Control Transaction and at least fifteen (15) Business Days in advance of the proposed consummation of such Control Transaction.

Section 8.2. Confidentiality. (a) All information (whether written or oral) furnished (whether before, on or after the date hereof) by Intesa or its Representatives regarding Intesa, the Corporate Bank or their respective affiliates in connection with this Agreement or any Ancillary Agreement and all analyses, compilations, forecasts, studies or other documents prepared by Lazard or its Representatives which contain or reflect or are generated from any such information, including that stored on any computer, word processor or other similar device, is hereinafter referred to as the “Intesa Information”. The term Intesa Information will not, however, include information which (1) is or becomes publicly available other than as a result of a disclosure by Lazard or its Representatives or (2) is or becomes available to Lazard on a nonconfidential basis from a source (other than Intesa or its Representatives) which, to the best of Lazard’s knowledge after due inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Intesa.

(b) All information (whether written or oral) furnished (whether before, on or after the date hereof) by Lazard, Lazard Italy, Lazard Real Estate, the JV Company or their respective Representatives regarding Lazard, Lazard Italy, Lazard Real Estate, the JV Company or their respective affiliates in connection with this Agreement or any Ancillary Agreement and all analyses, compilations, forecasts, studies or other documents prepared by Intesa or its Representatives which contain or reflect or are generated from any such information, including that stored on any computer, word processor or other similar device, is hereinafter referred to as the “Lazard Information”. The term Lazard Information will not, however, include information which (1) is or becomes publicly available other than as a result of a disclosure by Intesa or its Representatives or (2) is or becomes available to Intesa or its Representatives on a nonconfidential basis from a source (other than Lazard or its Representatives) which, to the best of Intesa’s knowledge after due inquiry, is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation to Lazard or the JV Company.

(c) Lazard shall keep all Intesa Information, and Intesa shall keep all Lazard Information, confidential and will not (except as required by applicable law, regulation or legal process, and only after compliance with Section 8.2(d)), without prior written consent of the other, (1) disclose any such Intesa Information or Lazard Information, respectively, in any manner whatsoever, and (2) use any such Information other than solely for the purposes contemplated by this Agreement; provided, however, that each of Intesa and Lazard may reveal such Intesa Information or Lazard Information, respectively, to its Representatives (i) who are informed of the confidential nature of such Information and (ii) who agree to be bound by this Section as if they were parties hereto. Each of Lazard and Intesa will cause its Representatives to observe the terms of this Section, and each of Lazard and Intesa will be responsible for any breach of this Section by its Representatives. The JV Company will abide by the terms of this

Section 8.2 as if it were a controlled affiliate of Lazard. The Corporate Bank will abide by the terms of this Section 8.2 as if it were a controlled affiliate of Intesa.

(d) In the event that either (1) Lazard or its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Intesa Information, or (2) Intesa or its Representatives are requested pursuant to, or required by, applicable law, regulation or legal process to disclose any of the Lazard Information, the party so requested or required will notify the other party promptly so that the other party may seek a protective order or other appropriate remedy or, in such party’s sole discretion, waive compliance with the terms of this Section. In the event that no such protective order or other remedy is obtained, or that the other party does not waive compliance with the terms of this Section, the party so requested or required will furnish only that portion of the Intesa Information or Lazard Information, as applicable, which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such Intesa Information or Lazard Information, as applicable.

Section 8.3. Further Assurances. Lazard, Intesa and the JV Company agree that, from time to time, whether before, at or after the Joint Venture Closing, each of them, as applicable, will, and will cause their respective affiliates to, execute and deliver such further instruments of conveyance and transfer and take such other action as may be necessary to carry out the purposes and intents of this Agreement. Lazard, Intesa and the JV Company further agree not to, and to cause their respective affiliates not to, enter into any transaction or agreement that could reasonably be expected to frustrate the purposes of this Agreement or the benefits to be derived herefrom by the other parties.

Section 8.4. Reasonable Best Efforts; Cooperation. (a) Each of Lazard and Intesa shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable each of the Lazard Italy Contribution, the Intesa Contribution, the Lazard Investment and the CB Investment and the other transactions contemplated hereby (collectively, the “Transactions”) and to cooperate with the other in connection with the foregoing. In furtherance of the foregoing sentence, Intesa and Lazard shall use their reasonable best efforts to obtain or cause to be obtained all necessary consents and approvals for each of the Transactions, including, but not limited to, under the (1) EC Merger Regulation with the applicable Governmental Authority (to the extent that any consent other than that referred to in the last sentence of this Section 8.4(a) below is required under the EC Merger Regulation), (2) the Banking Laws with the Bank of Italy, and (3) any other applicable Antitrust Laws or Banking Laws with the applicable Governmental Authority. Each of Intesa and Lazard acknowledges that by a decision adopted on February 4, 2003 pursuant to Article 6(1)(b) of the EC Merger Regulation, the European Commission granted approval in respect of the Intesa Contribution and JV Relationship pursuant to the EC Merger Regulation.

(b) Intesa and Lazard, as applicable, will promptly file or cause to be filed with (1) the European Commission Competition Directorate General pursuant to the EC Merger Regulation, (2) the Bank of Italy pursuant to the Banking Laws and (3) any other applicable Governmental Authority pursuant to the applicable Antitrust Laws or Banking Laws all requisite documents and notifications in connection with the Transactions. Intesa on the one hand and

Lazard on the other hand shall promptly inform the other of any communication from the European Commission’s Competition Directorate General, the Bank of Italy or any other Governmental Authority regarding the Transactions. Neither Intesa nor Lazard shall agree to participate, or permit its affiliates or their respective Representatives, to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning the Transactions unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate therein. Intesa and Lazard shall furnish each other with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authority or members of their respective staffs on the other hand, with respect to any of the Transactions (except that neither Intesa nor Lazard shall be under an obligation of any kind to provide any other party documents, material or other information relating to the valuation of Intesa, Lazard, or any of their respective affiliates). If either Intesa or Lazard or any affiliate of Intesa or Lazard receives a request for additional information or documentary material from any such Governmental Authority with respect to any of the Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request (it being understood that this provision and Lazard’s general obligation to use its reasonable best efforts shall not compel Lazard to provide information to the Bank of Italy Lazard otherwise would not be required to disclose). In furtherance of and pursuant to each of Intesa’s and Lazard’s obligation to use its respective reasonable best efforts under clause (a) above, Intesa and Lazard shall make all undertakings necessary to obtain all relevant approvals from any applicable Governmental Authority so long as such undertakings would neither have any material adverse effect on any of the Lazard Italy Business, Lazard or Intesa nor materially impair or prevent the consummation of any of the Transactions.

Section 8.5. Fees and Expenses. Whether or not the transactions contemplated hereby are consummated or this Agreement is terminated pursuant to Section 10.1 or Section 10.2 hereof, and except as may otherwise be specifically provided in this Agreement or any Ancillary Agreement, each party shall pay the fees and expenses of its counsel, accountants and other experts and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby. Any sales, use, transfer, stamp, value added or capital tax resulting from the Contributions shall be borne and paid by the JV Company.

Section 8.6. Taxes.

(a) Lazard Italy shall be the “tax matters partner” of the JV Company within the meaning of Section 6231(a)(7) of the Code and shall have authority to make or revoke any election for U.S. federal, state or local income tax purposes on behalf of the JV Company, including an election under Section 754 of the Code. Lazard Italy shall promptly provide Intesa with copies of all such elections or revocations and of any tax returns filed with respect to the JV Company with the Internal Revenue Service or provided to any of Lazard Italy, Lazard Real Estate, Lazard Italy Holdings (UK) or any affiliate thereof.

(b) Tax Forms. Intesa shall deliver to the JV Company a United States Internal Revenue Service Form W-8BEN (or the appropriate successor form), duly executed and completed, certifying that it is a foreign person for United States federal income tax purposes and, if applicable, entitled to the benefits of the income tax treaty between Italy and the United States, and Lazard or an appropriate affiliate of Lazard shall deliver to the JV Company an appropriate United States Internal Revenue Service Form W-8 or W-9 (or an appropriate successor form), duly executed and completed. With respect to any payment by Lazard or any of its affiliates to the JV Company from sources within the United States, as determined for United States federal income tax purposes, and as otherwise reasonably requested, the JV Company shall promptly furnish to the payor or the payor’s withholding agent an appropriate United States Internal Revenue Service Form W-8IMY (or the appropriate successor form) of the JV Company, duly executed and completed and with any additional withholding statements of each of Intesa and Lazard or the appropriate affiliate of Lazard attached, certifying that the JV Company is a nonwithholding foreign partnership for United States federal income tax purposes.

(c) In the event of any audit, examination, dispute, litigation or claim relating to taxes of the JV Company (a “Tax Claim”), the JV Company shall promptly inform Lazard after the JV Company’s receipt of notice of a Tax Claim (and in any event no more than 10 Business Days thereafter) in order to allow Lazard’s lawyers or other representatives to participate in such proceeding. Upon receipt by Lazard of notice of the assertion of a Tax Claim, Lazard shall have the right to reasonably promptly assume the defense of the Tax Claim at its own expense; provided, however, that Lazard shall not enter into any settlement of such a Tax Claim that includes any term other than just a payment of money, nor any settlement of such a Tax Claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the JV Company a full release from all liability with respect to such Tax Claim, in each case, without the prior written consent of the JV Company. In the event that Lazard elects to assume the defense of such Tax Claim in accordance with the foregoing sentence, the JV Company shall provide all reasonable cooperation and assistance, at Lazard’s expense, in the defense of the Tax Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested by Lazard.

Section 8.7. No Transfer of JV Interests. Except with the prior written consent of the other party or in connection with the Lazard Quota Transfer pursuant to Section 2.2(e), neither Intesa nor Lazard may sell, dispose, assign, mortgage, pledge, hypothecate or otherwise transfer or encumber, directly or indirectly (any such action, a “Transfer”), any JV Interests that such party may hold or otherwise be issued or acquire from time to time; provided that (a) Intesa may transfer its JV Interests to Lazard pursuant to Section 4.3 of this Agreement, (b) either Lazard or Intesa may transfer such JV Interests to a wholly owned and controlled affiliate of such party (provided that, without release of the transferring Party, such wholly-owned and controlled affiliate shall agree to abide by the terms of this Agreement with respect to such JV Interests and to immediately return such JV Interests to Lazard or Intesa, as applicable, in the event that it shall cease to be a wholly-owned and controlled affiliate of such party), and (c) any JV Interests held by wholly-owned and controlled affiliates (or persons who ceased to be so wholly-owned and controlled as contemplated by clause (b) hereof) of Lazard or Intesa may be transferred to Lazard or Intesa, respectively. Any purported sale, assignment, mortgage, pledge, hypothecation or other transfer or encumbrance by either Intesa or Lazard of any or all of such party’s JV Interests in violation of the provisions of this Section shall be void and of no effect. Notwithstanding the foregoing provisions of this Section 8.7, the following shall not be deemed to be a Transfer of JV Interests for the purposes of this Agreement (including Section 4.2(c)): any sale, disposition, assignment, mortgage, pledge, hypothecation or other transfer or encumbrance, directly or indirectly, through any form of transaction, of Lazard Interests or Intesa Shares or any sale or other disposition of all or substantially all of the assets of Lazard or Intesa.

Section 8.8. Cross-Promotion. In the event that after the Formation Lazard shall become aware of any potential corporate banking business opportunity in Italy, Lazard shall, when in Lazard’s judgment such efforts are appropriate and are not detrimental to the business of Lazard or its clients, use commercially reasonable efforts to promote the services of the Corporate Bank in respect of such opportunity, and in the event that the JV Company or Intesa shall become aware of any potential M&A advisory or general corporate advisory business opportunity outside of Italy that is neither Joint Venture Business nor Selected Italian Party Business, the JV Company or Intesa, as applicable, shall, when in Intesa’s or the JV Company’s judgment, as applicable, such efforts are appropriate and are not detrimental to the business of Intesa or its clients or the JV Company or its clients, as applicable, use commercially reasonable efforts to promote the services of Lazard in respect of such opportunity.

Section 8.9. Litigation Indemnification. Intesa shall indemnify and hold harmless Lazard for any and all costs and expenses incurred and paid by Lazard, including reasonable legal expenses, as a result of a final decision rendered by a competent court against Lazard or any of its controlled affiliates with respect to the services rendered by Gerardo Braggiotti (“GB”) or Arnaldo Borghesi (“AB”) to the Corporate Bank, provided that such decision finds GB and AB liable on the grounds that they are agents of Lazard. In such event Lazard shall promptly inform Intesa after its receipt of notice of a claim for which indemnification shall be available under this Section 8.9 (a “Claim”) (and in any event, no more than 10 Business Days thereafter) in order to allow Intesa’s lawyers to participate in such proceeding. The failure by Lazard to give notice by the end of such 10 Business Day period provided above shall not relieve Intesa of its obligations under this Section 8.9, except to the extent that Intesa’s rights are actually prejudiced as a result of such failure to give notice. Upon receipt of notice of the assertion of a Claim, Intesa shall have the right to reasonably promptly assume the defense of the Claim at its own expense; provided, however, that Intesa shall not enter into any settlement of a Claim that includes any term other than just a payment of money, nor any settlement of a Claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to Lazard a full release from all liability with respect to the Claim, in each case, without the prior written consent of Lazard. In the event that Intesa elects to assume the defense of such claim in accordance with the foregoing sentence, Lazard shall provide all reasonable cooperation and assistance, at Intesa’s expense, in the defense of the Claim, including by furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested by Intesa.

Section 8.10. Employees. (a) Lazard Italy Employees (1) who held the title of Managing Director of Lazard Italy or Lazard Real Estate as of the Lazard Italy Contribution Closing will be permitted to remain Members of Lazard and to retain their Goodwill Interests (as defined in the Lazard Operating Agreement) and capital in Lazard, subject to final vesting and continued adherence to the negative covenants set forth in the Lazard Operating Agreement or in any other applicable agreements setting forth such vesting or negative covenants relating to such Goodwill Interests (it being understood that the existence of any such other applicable agreements shall not be deemed to modify the representations and warranties set forth in the Note Purchase Agreement with respect to the Goodwill Rights), in each case in accordance with and subject to the Lazard Operating Agreement, and (2) who are promoted after the Lazard Italy Contribution Closing to the position of managing director of the JV Company will be permitted to become Members of Lazard and to receive membership interests in Lazard (to the extent Lazard grants such persons such interests) and to contribute capital to Lazard, in each case in accordance with and subject to the Lazard Operating Agreement.

(b) Each Lazard Italy Employee who held the title of Managing Director of Lazard Italy or Lazard Real Estate as of the Lazard Italy Contribution Closing and was the beneficiary of a compensation guarantee from Lazard or a controlled affiliate of Lazard as of such date has been or will be offered appropriate incentive and retention arrangements from the JV Company, which arrangements were or will be conditioned upon cancellation of, and have superceded and replaced or shall supercede and replace, such guarantees from Lazard or its applicable controlled affiliate. Total compensation of such Lazard Italy Employees, including deferrals and incentive plans, shall be borne and paid by the JV Company.

Section 8.11. Other Agreements. (a) At or prior to the Intesa Contribution Closing, the Parties shall execute and deliver and/or cause their respective subsidiaries who are parties to such agreements to enter into and deliver, each of the New Bylaws, the Shareholders Agreement, the Intesa JV Note and the Joint Venture Credit Agreement. Intesa shall cause the Corporate Bank to enter into the CB Acknowledgement promptly after the Formation.

(b) In the event that the Italian notary public administering the Intesa Contribution shall require any changes to the New Bylaws, the Parties hereto shall negotiate in good faith to adjust the New Bylaws so as to comply with the legal requirements specified by such Italian notary public and to effect the original intent of the Parties as closely as possible to the end that the corporate governance structure contemplated by the New Bylaws prior to such adjustment is effected to the maximum extent possible.

(c) The JV Company shall pay a service fee of U.S. $2,600,000.00 per annum (the “Board Services Fee”) in accordance with this Section 8.11(c) in respect of the services of two or more persons who currently serve or will agree to serve as members of the Board of Directors of the JV Company, including in the capacity as the Performance Director when such position is created, and any service on committees thereof, as applicable, which persons are or will be selected by Lazard or its affiliates from employees or directors of Lazard or its affiliates. The Board Services Fee shall be payable in cash in equal quarterly installments no later than ten Business Days after the end of each fiscal quarter of the JV Company commencing on June 30, 2003 (provided that the initial payment of the Board Services Fee on June 30, 2003 shall be in an amount equal to U.S. $1,300,000.00) to, at Lazard’s election, (1) such board members who were selected by Lazard or its affiliates (the split of such Board Service Fee among such persons shall be as determined by Lazard), (2) an affiliate of Lazard to be formed after the date hereof pursuant to a board services agreement between such affiliate and the JV Company to be agreed to in good faith by the Parties after the date hereof and in any event prior to the Intesa Contribution Date, or (3) a combination of the foregoing.

Section 8.12. Other Indemnification Matters.

(a) Effective from and after the consummation of the Lazard Italy Contribution: (1) the JV Company hereby agrees to indemnify Lazard and its Representatives against, and hold Lazard and its Representatives harmless from, any and all Losses incurred by Lazard and its Representatives to the extent arising out of or resulting from the Lazard Italy Liabilities, and (2) Lazard hereby agrees to indemnify the JV Company and its Representatives against, and hold the JV Company and its Representatives harmless from, any and all Losses incurred by the JV Company and its Representatives to the extent arising out of or resulting from the Excluded Liabilities. For the purposes of this Section 8.12, “Loss” means any claim, damage, cost, expense (including reasonable legal fees), penalty, fine, interest charge, payment, obligation or other liability, net of (A) all reductions in net tax liabilities arising from the Loss realized by the Party entitled to indemnification under this Section 8.12(a) and its Representatives (it being assumed that tax liabilities are reduced for the year in which the reduction is realized, irrespective of whether any cash liability is affected), (B) all amounts recovered under insurance policies with respect to such Loss by the Party entitled to indemnification under this Section 8.12(a) and its Representatives, and (C) all amounts recovered by the Party entitled to indemnification under this Section 8.12(a) and its Representatives in respect of such Excluded Liabilities or Lazard Italy Liabilities, respectively, pursuant to the Deed of Contribution; provided that in any event “Loss” shall not include any lost profit or any exemplary, punitive, consequential or other similar damages and shall not be determined through any multiple of earnings approach or variant thereof.

(b) Lazard hereby agrees, in its capacity as the indirect controlling person of Lazard Real Estate and Lazard Italy, that in the event that (i) Lazard Real Estate and Lazard Italy shall be obliged to indemnify the JV Company pursuant to Article 4 of the Deed of Contribution and (ii) Lazard Italy and Lazard Real Estate shall fail to pay any amount to the JV Company that such persons are required to pay pursuant to respective indemnity obligations under Article 4 of the Deed of Contribution (the amount that Lazard Real Estate and Lazard Italy shall be obligated to pay to the JV Company pursuant to and calculated in accordance with Lazard Real Estate’s and Lazard Italy’s indemnity obligations set forth in such Article 4 of the Deed of Contribution, less amounts paid to the JV Company by or on behalf of Lazard Italy or Lazard Real Estate in respect of such indemnity obligation, the “Indemnity Shortfall”), Lazard shall indemnify the JV Company against, and pay to the JV Company in a prompt and timely manner, an amount equal to the Indemnity Shortfall.

(c) Indemnification Procedures. (i) In the event that a claim by a third party is made against any person entitled to indemnification pursuant to this Section 8.12 or Article 4 of the Deed of Contribution (such Section 8.12 and Article 4, the “Applicable Provisions”, and any such person, an “Indemnified Party”), the Indemnified Party shall, with respect to any claim made against such Indemnified Party for which indemnification is available under the Applicable Provisions, notify in writing the party obligated to indemnify such Indemnified Party under such Applicable Provisions (the “Indemnifying Party”) of the nature of the claim as soon as practicable (acting in good faith) after such Indemnified Party receives notice of the assertion of the claim. The failure by such Indemnified Party to give such notice or any delay in providing such notice shall not relieve the Indemnifying Party of its obligations under the Applicable Provisions, except to the extent that such failure or delay results in the failure of actual notice and such Indemnifying Party is actually damaged as a result of such failure to give or delay in giving notice, in which case the amount of the Loss incurred by such Indemnifying Party resulting from such actual damage shall be offset against the amount against which such Indemnifying Party is required to indemnify such Indemnified Party pursuant to the Applicable Provisions.

(ii) Upon receipt of notice of the assertion of such a claim, the Indemnifying Party shall reasonably promptly assume the defense of such claim at its own expense; provided that Lazard shall have the right to assume control of the defense of any such claim in its sole discretion. The Indemnified Party shall have the right to employ separate counsel and to participate in (but not control, in the event Lazard is not the Indemnified Party) any such action, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. If the Indemnifying Party does not reasonably promptly assume the defense in breach of the foregoing and Lazard does not assume the defense thereof as permitted by the foregoing, the Indemnified Party shall have the right to employ counsel and to control the defense against the claim (subject to Lazard’s right to assume control of such defense), and the reasonable fees and expenses of such counsel shall be at the expense of the Indemnifying Party. The Indemnifying Party or Lazard, as applicable, shall not enter into any settlement of a claim that includes any term other than just a payment of money, nor any settlement of a claim that does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party a full release from all liability with respect to the claim, in each case, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided, however, that in the event that Lazard is the Indemnified Party and has assumed control of the defense of such claim in accordance with this Section 8.12(c)(ii), Lazard shall also obtain the prior written consent of the Indemnifying Party prior to entering into any settlement of such claim involving the payment of money (which consent shall not be unreasonably withheld or delayed). The Indemnified Party shall provide all reasonable cooperation and assistance to the person controlling such proceeding, at the Indemnifying Party’s expense, in the defense of any claim for which indemnification is available and shall furnish such records, information, testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested.

Section 8.13. Insurance Matters. The JV Company shall promptly pay to Lazard any refunds or adjustments under and proceeds from (1) any Lazard Italy Policies to the extent relating to any Excluded Liability or Excluded Asset and (2) any Lazard Policy, in each case received by the JV Company. Lazard shall be entitled to control any claim under any Lazard Italy Policies that relates to any Excluded Liability or Excluded Asset.

ARTICLE IX

NON-COMPETITION; NO SOLICITATION

Section 9.1. No Competition by Intesa. In consideration of the transactions contemplated by this Agreement and the Ancillary Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Intesa hereby covenants and agrees that it shall not, and shall cause its controlled affiliates not to, directly or indirectly, from the date hereof until the end of the JV Term:

(i) acquire any interest in any person (other than Lazard, the JV Company and their respective controlled affiliates as provided herein), which person is or, after giving effect to such acquisition, will be during such period directly or indirectly engaged in any activity that is Joint Venture Business, or

(ii) enter into any relationship or affiliation or otherwise undertake a joint venture or similar arrangement, whether as an individual, partner, owner, member, shareholder, director, officer, principal, agent, employee, trustee, or consultant, with, or enter into any agreement, including any license agreement with respect to the use of its name or agreement in principle or letter of intent, with respect to any activity that is Joint Venture Business with any person (other than Lazard, the JV Company and their respective controlled affiliates as provided herein).

Section 9.2. No Competition by Lazard. (a) In consideration of the transactions contemplated by this Agreement and the Ancillary Agreements and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lazard hereby covenants and agrees that it shall not, and shall cause its controlled affiliates not to, directly or indirectly, from the date hereof until the end of the JV Term:

(i) acquire any interest in any person (other than Intesa, the JV Company and their respective controlled affiliates as provided herein), which person is or, after giving effect to such acquisition, will be during such period directly or indirectly engaged in any activity that is Joint Venture Business or Selected Italian Party Business, or

(ii) enter into any relationship or affiliation or otherwise undertake a joint venture or similar arrangement, whether as an individual, partner, owner, member, shareholder, director, officer, principal, agent, employee, trustee, or consultant, with, or enter into any agreement, including any license agreement with respect to the use of its name or agreement in principle or letter of intent, with respect to any activity that is Joint Venture Business or Selected Italian Party Business with any person (other than Intesa, the JV Company and their respective controlled affiliates as provided herein).

(b) Notwithstanding anything in this Agreement to the contrary, (1) in the event that Lazard undertakes any joint venture, affiliation, partnership or transaction that does not have as a principal purpose the regular provision of advisory services that are Joint Venture Business or Selected Italian Party Business (such as, for example, and without limitation, a European joint venture principally outside Italy), Lazard shall be permitted through such joint venture, affiliation, partnership or transaction to engage in Joint Venture Business other than for Italian Parties; provided that the profits of Lazard attributable to such Joint Venture Business (other than for Italian Parties) shall be contributed by Lazard to the JV Company and allocated in accordance with Section 3.6, or (2) in the event that Intesa undertakes any joint venture, affiliation, partnership or transaction that does not have as a principal purpose the regular provision or advisory services that are Joint Venture Business (such as, for example, and without limitation, a European joint venture principally outside Italy), Intesa shall be permitted through such joint venture, affiliation partnership or transaction to engage in Joint Venture Business other than for Italian Parties; provided that the profits of Intesa attributable to such Joint Venture Business

(other than for Italian Parties) shall be contributed by Intesa to the JV Company and allocated in accordance with Section 3.6.

Section 9.3. Exceptions to No Competition. Notwithstanding anything to the contrary in Section 3.1(b), Section 9.1 and Section 9.2, Intesa, Lazard and their respective controlled affiliates may acquire (1) as a passive investment shares of capital stock of any person carrying on business which competes with, in the case of Intesa, Joint Venture Business, or, in the case of Lazard, Joint Venture Business or Selected Italian Party Business, so long as Intesa and its controlled affiliates or Lazard and its controlled affiliates, as the case may be, collectively do not thereby own, or are not thereby entitled to exercise voting rights in respect of, more than five percent (5%) of the outstanding shares of capital stock of such person after giving effect to the acquisition of such shares, (2) as a passive investment any instrument of indebtedness of any person carrying on business which competes with, in the case of Intesa, Joint Venture Business, or, in the case of Lazard, Joint Venture Business or Selected Italian Party Business, so long as Intesa and its controlled affiliates or Lazard and its controlled affiliates, as the case may be, collectively do not thereby own more than ten percent (10%) of the outstanding indebtedness of such person after giving effect to the acquisition of such indebtedness, or (3) any interest in any business, a portion of which competes with Joint Venture Business or Selected Italian Party Business, in the case of Lazard, or Joint Venture Business, in the case of Intesa, so long as either (I) if the acquiring party requests and the other party consents in writing prior to entry into the definitive agreement providing for such acquisition, such portion of the business that so competes (the “Competing Business”) is contributed to the JV Company or (II) (x) the acquiring party causes such acquired business to cease to perform (whether by disposition of such Competing Business or other cessation of the operations of such Competing Business), in the case of Intesa, any and all Joint Venture Business, or, in the case of Lazard, any and all Joint Venture Business and Selected Italian Party Business, within 6 months after the date of consummation of such acquisition (unless such period would extend past the applicable non-competition period, in which case such cessation of business will not be required), (y) during the lesser of such 6 month period or such period that overlaps with the applicable non-competition period, the acquiring party maintains such Competing Business reasonably separate (to the extent practicable) from its other businesses as in operation immediately prior to such acquisition, and (z) the profits attributable to such Competing Business from the consummation of such acquisition of such interest until the date on which such Competing Business ceases (whether due to the disposition of such Competing Business or other cessation of its operations) (including any profits from amounts paid thereafter to the Competing Business but attributable to operations in such period) are contributed to the JV Company and allocated in accordance with Section 3.6 and all conflict clearances and Business Conflicts relating to the Competing Business are handled in accordance with Section 3.5 (with such acquiring party clearing any engagements for Joint Venture Business in accordance with such Section 3.5 as if such acquired business were the JV Company)).

Section 9.4. No Solicitation. (a) Each of Intesa and, from and after execution of the CB Acknowledgement, the Corporate Bank covenants and agrees not to, and to cause its subsidiaries and other controlled affiliates not to, engage in any Lazard Soliciting Activities, for the applicable Solicitation Period. Each of Lazard and the JV Company covenants and agrees not to, and to cause its subsidiaries and other controlled affiliates not to, engage in any Intesa Soliciting Activities, for the applicable Solicitation Period.

(b) For the purpose of this Section 9.4:

(i) “Intesa Soliciting Activities” means activities that in any manner, directly or indirectly, have the purpose or effect of (1) Soliciting any person who is an employee of Intesa, the Corporate Bank or any of their respective subsidiaries or other controlled affiliates (including, for the avoidance of doubt, any Key Employee) to apply for or accept employment with Lazard, the JV Company or any of their respective subsidiaries or other controlled affiliates or resign from any service with Intesa, the Corporate Bank or any of their respective subsidiaries or other controlled affiliates, as applicable, or (2) hiring any person who is a Key Employee of Intesa, the Corporate Bank or any of their respective subsidiaries or other controlled affiliates to work for Lazard, the JV Company or any of their respective subsidiaries or other controlled affiliates.

(ii) “Key Employee” means any officer, managing director, limited managing director, director, vice president, associate, analyst or other professional employee of the applicable company.

(iii) “Lazard Soliciting Activities” means activities that in any manner, directly or indirectly, have the purpose or effect of (1) Soliciting any person who is an employee of Lazard, the JV Company or any of their respective subsidiaries or other controlled affiliates (including, for the avoidance of doubt, any Key Employee) to apply for or accept employment with Intesa, the Corporate Bank or any of their respective subsidiaries or other controlled affiliates or resign from any service with Lazard, the JV Company or any of their respective subsidiaries or other controlled affiliates, as applicable, or (2) hiring any person who is a Key Employee of Lazard, the JV Company or any of their respective subsidiaries or other controlled affiliates to work for Intesa, the Corporate Bank or any of their respective subsidiaries or other controlled affiliates.

(iv) “Solicit” means to make any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any Person, in any manner, to take or refrain from taking any action.

(v) “Solicitation Period” means the period commencing on the date hereof and ending on (1) in the event that the Joint Venture Closing shall have occurred, (i) 12 months after the termination of this Agreement pursuant to Section 10.2 by reason of the termination of the JV Relationship pursuant to Section 4.2 (A) by Intesa based on any reason or (B) by Lazard based on a Change in Control of Intesa or a Change in Control of the Corporate Bank, or (ii) 3 months after the termination of this Agreement pursuant to Section 10.2 by reason of the termination of the JV Relationship by Lazard (except as provided in clause (i) above) or (2) in the event that this Agreement shall be terminated by either party pursuant to Section 10.1(c), 12 months after the effective date of such termination.

(c) It is the desire and intent of the Parties that the provisions of this Section 9.4 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 9.4 shall be adjudicated to be invalid or unenforceable, this Section 9.4 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 9.4 in the particular jurisdiction in which such adjudication is made.

ARTICLE X

TERMINATION

Section 10.1. Termination Prior to the Joint Venture Closing. Subject to the terms of Section 10.3, this Agreement may be terminated at any time prior to the Joint Venture Closing by:

(a) the mutual written consent of Intesa and Lazard;

(b) either Intesa or Lazard if any injunction, restraining order or decree of any nature of any court or governmental agency or body of competent jurisdiction shall restrain, or prohibit the consummation of the transactions contemplated by this Agreement, and such injunction, order or decree shall become final and nonappealable and was not entered into at the request of the terminating party; or

(c) either Intesa or Lazard if the Joint Venture Closing shall not have occurred by December 31, 2003 and if the failure of the Joint Venture Closing to occur on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill any covenant provided for herein or in any Ancillary Agreement that is required to be fulfilled prior to the Joint Venture Closing.

Section 10.2. Termination Subsequent to Joint Venture Closing. Subject to the terms of Section 10.3, after the Joint Venture Closing, this Agreement shall terminate automatically and immediately upon the termination of the JV Relationship pursuant to Section 4.2.

Section 10.3. Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 10.1 or Section 10.2, this Agreement shall terminate (1) on the date that written notice thereof by the terminating party to the other parties shall be given by such terminating party in accordance with Section 11.9, (2) if termination is based on mutual written consent of Intesa and Lazard pursuant to Section 10.1(a), the date specified in the written consent to such termination signed by each of Intesa and Lazard, or (3) in the case of a termination of this Agreement pursuant to Section 10.2, immediately upon termination of the JV Relationship pursuant to Section 4.2. Upon such termination, this Agreement shall become void and have no effect, the transactions contemplated hereby shall be abandoned without further action by the Parties hereto, and the Parties waive and release any claim or action with respect thereto, except that the provisions of Sections 3.7, 4.3, 4.4, 4.5, 5.1, 8.2, 8.5, 8.9, 9.4, 11.4, 11.5, 11.6, 11.9 and 11.10 shall survive the termination of this Agreement and that, with respect to each of the Ancillary Agreements, the termination of this Agreement shall have only the consequences and effects specified in such Ancillary Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement except as otherwise provided in Section 4.4(b) in connection with a Renewal Date Termination supported by Just Cause.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Reliance and Survival of Representations and Warranties. The respective representations and warranties of the Parties contained in Article VII of this Agreement shall (i) be deemed to have been relied upon by each Party to which any such representation or warranty is made, notwithstanding any investigation heretofore or hereafter made by or on behalf of a Party to which any such representation and warranty is made, and (ii) survive the Joint Venture Closing for a period of 18 months (the “Survival Period”). In the event that a representation or warranty set forth in Article VII of this Agreement is breached by the Party making such representation or warranty during the Survival Period and that the Party to whom such breached representation or warranty is made pursuant to such Article VII reasonably makes a good faith claim by giving written notice to such breaching Party prior to the end of the Survival Period which notice sets forth in reasonable detail the claim being made and the applicable representation or warranty which breach gave rise to such claim, such claim, and only such claim, shall survive until such time as such claim is finally resolved notwithstanding the expiration of the Survival Period.

Section 11.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any applicable rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 11.3. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.

Section 11.4. Governing Law. This Agreement and performance hereunder shall be governed by and construed in accordance with the laws of the Republic of Italy without reference to the choice of law principles thereof (without prejudice to any different choice of law in any Ancillary Agreement).

Section 11.5. Arbitration. (a) Each of the Parties agrees that, except as provided in, and without prejudice to any contrary provision in, Section 11.5(f) or in any Ancillary Agreement, all actions or proceedings arising out of or in connection with this Agreement (including those concerning its validity, interpretation, performance and termination and those regarding the determination of Just Cause under Section 4.4 hereof) shall be settled exclusively and finally by arbitration administered by the International Chamber of Commerce of Paris (the “ICC”). The arbitration proceedings and appointments of arbitrators shall be governed by the Rules of Reconciliation and Arbitration of the ICC in effect at the time of such proceeding, which the Parties hereby acknowledge they know and accept, or will accept, in their entirety. Any judgment or the award rendered by such arbitrator may be entered in any court having jurisdiction thereof.

(b) Any arbitration proceeding pursuant to this Section shall be conducted in both Italian and English. Notwithstanding the foregoing, either party may submit testimony or documentary evidence in any other language, provided that the party submitting such evidence also furnishes to the other party translations into both Italian and English.

(c) Any arbitration pursuant to this Section shall be conducted by three arbitrators. Each of Intesa and Lazard shall appoint one arbitrator, obtain its appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within thirty days after delivery of a notice requesting arbitration. In the event that Intesa or Lazard fails to appoint an arbitrator or deliver notification of such appointment to the other party within thirty days, upon request of either party, the arbitrator that such party was entitled to appoint shall instead be appointed by the ICC within thirty days of receiving such request. The two arbitrators appointed in accordance with the above provisions shall appoint the third arbitrator, obtain the appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within thirty days of their appointment. If the first two appointed arbitrators fail to appoint a third arbitrator or notify the parties of that appointment within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within thirty days of receiving such request. The third arbitrator shall serve as president of the arbitration. Any arbitrator selected by either party or by the ICC must be fluent in both Italian and English.

(d) Unless Intesa and Lazard otherwise agree to conduct any arbitration proceeding pursuant to this Section at a specific location, such proceeding shall be conducted and any decision shall be rendered in Geneva, Switzerland.

(e) The arbitrators shall decide according to the laws of the Republic of Italy (arbitrato di diritto). Any decision or award rendered by the arbitrators shall be rendered in English.

(f) Notwithstanding any other provisions of Section 11.5 or any provision of any Ancillary Agreement to the contrary, each of the Parties agrees that all actions or proceedings arising out of or in connection with the obligations of Intesa relating to (1) the purchase of the Lazard Note or (2) the Intesa Contribution, or for recognition and enforcement of any judgment arising out of or in connection with the foregoing obligations, shall be tried and determined exclusively in the state or federal courts in the State of New York, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding: (1) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (2) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (3) any claim that (i) any of the aforesaid courts is an inconvenient or inappropriate forum for such action or proceeding, (ii)

venue is not proper in any of the aforesaid courts and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by any of the aforesaid courts.

Section 11.6. Specific Enforcement. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any of the Ancillary Agreements to which it is a party were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and such Ancillary Agreement and to enforce specifically the terms and provisions hereof and thereof (including in connection with any actions or proceedings under Section 11.5(f)), this being in addition to any other remedy to which they may be entitled by law or equity.

Section 11.7. Entire Agreement. This Agreement (together with the Exhibits, Disclosure Schedules and the other documents delivered pursuant hereto) and the Ancillary Agreements constitute the entire agreement of the Parties and supersede all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof (including the Terms of Agreement). In the event of any inconsistency between the provisions of this Agreement and the provisions of any of the Ancillary Agreements, the provisions of this Agreement shall prevail, and the Parties shall execute or cause to be executed an amendment, if necessary in their good faith judgment, to such Ancillary Agreement to remove such inconsistency.

Section 11.8. No Third-Party Beneficiaries. Except in each case as provided in Section 8.12, this Agreement is for the sole benefit of the Parties and their permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any person, other than the Parties and such assigns, any legal or equitable rights hereunder.

Section 11.9. Notices. All notices, consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses and facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number or person as a party may designate by notice to the other Parties):

If to Lazard, to:

Lazard LLC

30 Rockefeller Plaza

New York, New York 10020

UNITED STATES OF AMERICA

Attention: General Counsel

Facsimile: 001-212-332-5972

Telephone: 001-212-632-6000

with a copy (which shall not constitute notice) to each of:

Gianni, Origoni, Grippo & Partners Studio Legale

Via Delle Quattro Fontane, 20

00184 Roma

ITALY

Attention: Francesco Gianni, Esq.

Facsimile: +39-06-4871101

Telephone: +39-06-478751

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

UNITED STATES OF AMERICA

Attention: Adam D. Chinn, Esq.

                   Steven A. Cohen, Esq.

Facsimile: 001-212-403-2000

Telephone: 001-212-403-1000

if to Intesa, to each of:

Banca Intesa S.p.A.

Via Monte di Pietà, 8

20121 Milano

ITALY

Attention: Direzione Partecipazioni

Facsimile: +39-02 8796 2376

Telephone: +39-02 8796 2072

and

Banca Intesa S.p.A.

Via Monte di Pietà, 8

20121 Milano

ITALY

Attention: Direzione Affari Legali

Facsimile: +39-02-8796-2079

Telephone: +39-02-8796-3523

with a copy (which shall not constitute notice) to each of:

Pedersoli Lombardi e Associati

Via Andegari, 4/A

20121 Milano

ITALY

Attention: Antonio Pedersoli, Esq.

Facsimile: +39 02-879191

Telephone: +39 02-87919333

and

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

UNITED STATES OF AMERICA

Attention: George J. Sampas, Esq.

Facsimile: 001-212-558-3588

Telephone: 001-212-558-4000

if to the JV Company, to:

Lazard & Co. S.r.l.

Via dell’Orso, 2

20121 Milano

ITALY

Attention: Mario Sirocchi

                  Santina Negri

Facsimile: +39 02-72312392

Telephone: +39 02-723121

with a copy (which shall not constitute notice) to:

Lazard LLC

30 Rockefeller Plaza

New York, New York 10020

UNITED STATES OF AMERICA

Attention: General Counsel

Facsimile: 001-212-332-5972

Telephone: 001-212-632-6000

and

Gianni, Origoni, Grippo & Partners Studio Legale

Via Delle Quattro Fontane, 20

00184 Roma

ITALY

Attention: Francesco Gianni, Esq.

Facsimile: +39-06-4871101

Telephone: +39-06-478751

and

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

UNITED STATES OF AMERICA

Attention: Adam D. Chinn, Esq.

                  Steven A. Cohen, Esq.

Facsimile: 001-212-403-2000

Telephone: 001-212-403-1000

or at such other address and to the attention of such other person as a Party may designate by written notice to the other Parties.

Section 11.10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that this Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Party without the prior written consent of Intesa and Lazard.

Section 11.11. Headings. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 11.12. Amendments and Waivers. This Agreement may not be modified or amended or waived in whole or in part except by an instrument or instruments in writing signed by each of Intesa and Lazard and, to the extent that such modification, amendment or waiver adversely affects the rights or obligations of the JV Company set forth in this Agreement, the JV Company. The waiver by such Parties of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BANCA INTESA S.P.A.

By:	/s/ Corrado Passera
	Name:	Corrado Passera
	Title:	Managing Director and Chief Executive Officer

LAZARD LLC

By:	/s/ Jeffrey Rosen
	Name:	Jeffrey Rosen
	Title:	Attorney-in-Fact

LAZARD & CO. S.R.L.

By:	/s/ Mario Sirocchi
	Name:	Mario Sirocchi
	Title:	Director

[Master Transaction and Relationship Agreement Signature Page]